SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
 Filed by a party other than the Registrant  ☐

Check the appropriate box:
☐	Preliminary proxy statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

VISHAY INTERTECHNOLOGY, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(c)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

VISHAY INTERTECHNOLOGY, INC.
63 LINCOLN HIGHWAY
MALVERN, PENNSYLVANIA 19355

April 10, 2006

Dear Stockholder:

You are cordially invited to attend the 2006 annual meeting of stockholders of Vishay Intertechnology, Inc., to be held at 10:30 a.m., local time, on Thursday, May 11, 2006, at the Four Seasons Hotel, Ballroom, Lobby Level, One Logan Square, Philadelphia, PA 19103. The Board of Directors looks forward to greeting you personally at the annual meeting.

During the annual meeting, we will discuss each item of business described in the attached notice of annual meeting of stockholders and proxy statement and provide a report on Vishay’s business operations.  There will also be time for questions.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Vishay.  We hope you will be able to attend the annual meeting.  Whether or not you expect to attend the annual meeting, and regardless of the number of shares you own, it is important to us and to our business that your shares are represented and voted at the annual meeting.  Therefore, you are encouraged to sign, date and return the enclosed proxy card in the return envelope provided so that your shares will be represented and voted at the annual meeting.

Sincerely,

/s/ Felix Zandman

Dr. Felix Zandman
Chairman of the Board of Directors

VISHAY INTERTECHNOLOGY, INC.
63 LINCOLN HIGHWAY
MALVERN, PENNSYLVANIA 19355

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, MAY 11, 2006

The 2006 annual meeting of stockholders of Vishay Intertechnology, Inc. will be held at the Four Seasons Hotel, Ballroom, Lobby Level, One Logan Square, Philadelphia, PA 19103, on Thursday, May 11, 2006 at 10:30 a.m., local time.  The meeting will be held to consider and act upon:

1.	the election of four directors to hold office until 2009;

2.	the ratification of the Company’s independent registered public accounting firm;

3.	amendments to the Company’s charter documents to provide that the number of directors will be determined by the Board of Directors;

4.	an amendment to the Company’s certificate of incorporation to authorize a new Class C common stock;

5.	if properly presented at the meeting, a stockholder proposal described in the Proxy Statement; and

6.	such other business as may properly come before the meeting.

The stockholders of record at the close of business on March 31, 2006 will be entitled to vote at the annual meeting or at any adjournment thereof.  If you do not expect to attend the meeting in person, please complete, date and sign the enclosed proxy card and return it without delay in the enclosed envelope which requires no additional postage if mailed in the United States.

If you are enrolled in our electronic proxy materials delivery service and received these proxy materials via the Internet, you will need to follow the procedures for online voting in order to vote your shares.

By Order of the Board of Directors,

/s/ William M. Clancy

William M. Clancy
Corporate Secretary
Malvern, Pennsylvania
April 10, 2006

VISHAY INTERTECHNOLOGY, INC.
63 LINCOLN HIGHWAY
MALVERN, PENNSYLVANIA 19355

PROXY STATEMENT

GENERAL INFORMATION

The accompanying proxy is solicited by the Board of Directors of Vishay Intertechnology, Inc. for use at the 2006 annual meeting of stockholders of Vishay to be held at the Four Seasons Hotel, Ballroom, Lobby Level, One Logan Square, Philadelphia, PA 19103, on Thursday, May 11, 2006 at 10:30 a.m., local time, or any adjournments thereof.

We are first sending the proxy materials to the stockholders on or about April 10, 2006.

Stockholders Entitled to Vote

Holders of Vishay’s common stock and Class B common stock as of the close of business on the record date of March 31, 2006 will be entitled to vote at the annual meeting.  On the record date, there were outstanding and entitled to vote 169,690,989 shares of common stock, each of which is entitled to one vote with respect to each matter to be voted on at the annual meeting. On the record date, there were outstanding and entitled to vote 14,679,440 shares of Class B common stock, each of which is entitled to 10 votes with respect to each matter to be voted on at the annual meeting.

A list of stockholders entitled to vote at the annual meeting will be available for examination by Vishay’s stockholders during ordinary business hours for a period of ten days prior to the annual meeting at Vishay’s offices, 63 Lincoln Highway, Malvern, Pennsylvania 19355. A stockholder list will also be available for examination at the annual meeting.

Difference Between Stockholders of Record and Beneficial Owners

If your shares are registered directly in your name with Vishay’s transfer agent, you are considered, with respect to those shares, the “stockholder of record.” The proxy statement, annual report and proxy card have been sent directly to you by Vishay.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. The proxy statement and annual report have been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting.

Proxy Solicitation Costs

The cost of solicitation of proxies will be borne by Vishay.  The Board of Directors may use the services of Vishay’s directors, officers and other regular employees to solicit proxies personally or by telephone. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the shares held of record by such fiduciaries, and Vishay will reimburse them for the reasonable expenses incurred by them in so doing.

Voting Procedures

The shares represented by the accompanying proxy will be voted as directed with respect to each of the proposals set forth in the proxy statement, OR, if no direction is indicated, your shares will be voted as follows:

•	FOR the election of four directors to hold office for terms of three years and until their successors are duly elected and qualified (see Proposal One);

•	FOR the ratification of the appointment of Ernst & Young LLP as Vishay’s independent registered public accounting firm for the year ending December 31, 2006 (see Proposal Two);

•	FOR the amendments to the Company’s charter documents to provide that the number of directors will be as determined by the Board of Directors (see Proposal Three);

•

FOR the amendment to the Company’s composite amended and restated certificate of incorporation in order to rename a class of common stock and to create a new class of common stock (see Proposal Four); and

•

AGAINST the stockholder proposal asking the Board of Directors to retain an investment banker to develop a plan for a recapitalization to result in one vote per share for all outstanding stock of the Company (see Stockholder Proposal).

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the annual meeting. In order to revoke your proxy, you may either:

•	sign and timely return another proxy card bearing a later date;

•	provide written notice of the revocation to Vishay’s Corporate Secretary; or

•	attend the annual meeting and vote in person.

Quorum; Abstentions and Broker Non-Votes

As set forth in Vishay’s by-laws, the holders of a majority of the votes represented by the outstanding shares of common stock and Class B common stock, voting together as a single class, present in person or represented by proxy, will constitute a quorum for the transaction of business at the annual meeting.

Shares represented by proxies that are properly marked “ABSTAIN” will be counted for purposes of determining the presence of a quorum at the annual meeting.  Abstentions are regarded as voted shares and will have the same effect as votes “AGAINST” Proposals Two, Three and Four and the Stockholder Proposal. Abstentions will have no effect on the election of directors under Proposal One. Brokers holding shares for beneficial owners in street name must vote those shares according to specific instructions they receive from the beneficial owners. If instructions are not received, brokers may only vote the shares, in their discretion, on non-routine matters for which they are not precluded from exercising their discretion by the rules of the New York Stock Exchange.  Under the NYSE rules, brokers may vote in their discretion on Proposals One and Two. Non-voted shares held by brokers and represented at the meeting are called broker non-votes.  Broker non-votes will be counted in determining whether there is a quorum at the annual meeting but will not be regarded as voted shares. Accordingly, broker non-votes will have no effect on Proposals One and Two, and the Stockholder Proposal.  Broker non-votes will have the same effect as votes “AGAINST” Proposals Three and Four.

Votes Required for Each Proposal

Assuming a quorum is present, the vote required and method of calculation for the proposals to be considered at the annual meeting are as follows:

•

Proposal One.  The election of four directors to hold office for terms of three years or until their successors are duly elected and qualified requires a plurality of the votes of the shares of common stock and Class B common stock, voting together as a single class, present in person or represented by proxy and voted on the election of directors.

•

Proposal Two. The ratification of the appointment of Ernst & Young LLP as Vishay’s independent registered public accounting firm for the year ending December 31, 2006 requires the affirmative vote of holders of a majority of the votes of the shares of common stock and Class B common stock, voting together as a single class, present in person or represented by proxy.

•

Proposal Three.  The amendments to the Company’s composite amended and restated certificate of incorporation and by-laws to provide that the number of directors will be as determined by the Board of Directors requires the affirmative vote of the holders of a majority of the votes of the shares of common stock and Class B common stock, voting together as a single class.

•

Proposal Four.  The amendment to the Company’s composite amended and restated certificate of incorporation in order to rename a class of common stock and to create a new class of common stock requires the affirmative vote of holders of a majority of the votes of the shares of common stock and Class B common stock, voting together as a single class.

•

Stockholder Proposal.  The stockholder proposal asking the Board of Directors to retain an investment banker to develop a plan for a recapitalization to result in one vote per share for all outstanding stock of the Company requires the affirmative vote of holders of a majority of the votes of the shares of common stock and Class B common stock, voting together as a single class, present in person or represented by proxy.

You may either vote “FOR” or “WITHHOLD” your vote for the election of the nominees as directors under Proposal One. You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting on Proposals Two, Three, and Four and the Stockholder Proposal.

Inspector of Elections

Vishay will appoint an inspector to act at the annual meeting who will ascertain the number of shares outstanding and the voting powers of each, determine the shares represented at the annual meeting and the validity of the proxies and ballots, count all votes and ballots, determine and retain for a reasonable period a record of the disposition of any challenges made to any determinations by such inspector, and certify a determination of the number of shares represented at the annual meeting and his count of all votes and ballots.

Electronic Delivery of Proxy Materials

If you are enrolled in our electronic proxy materials delivery service and received these proxy materials via the Internet, you will need to follow the procedures for online voting in order to vote your shares.  You can receive Vishay’s proxy materials for future meetings electronically, which will save the Company printing and mailing costs, by registering for this program at www.icsdelivery.com/vsh or by contacting your broker.

Voting of Shares by Dr. Felix Zandman

Dr. Felix Zandman, Founder, Chairman of the Board of Directors and Chief Technical and Business Development Officer of the Company, directly, beneficially and as voting trustee under a voting trust agreement, has sole or shared voting power over 46.0% of the total voting power of Vishay’s outstanding shares of common stock and Class B common stock and intends to vote FOR proposals one, two, three and four, and AGAINST the stockholder  proposal.

PROPOSAL ONE

ELECTION OF DIRECTORS

The maximum number of directors has been fixed by the Board of Directors at twelve.  The Company has a staggered Board of Directors divided into three classes.  Four directors will be elected to Class III for a term expiring at the annual meeting of stockholders in 2009.

Ziv Shoshani, Thomas C. Wertheimer, Marc Zandman and Ruta Zandman will be the nominees for election as the Class III Directors for terms of three years, expiring at the 2009 annual meeting of stockholders. Each of the nominees is currently a member of the Board and has consented to serve if elected.

If any nominee for director becomes unavailable for election, the proxies will be voted for such substitute nominee(s) as the Board of Directors may propose.  We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

The Board of Directors recommends that you vote “FOR” the nominees as directors.

DIRECTOR, NOMINEE AND EXECUTIVE OFFICER INFORMATION

The following sets forth information regarding the age, principal occupation and other major affiliations during the past five years of each of the nominees, as well as any family relationships among the nominees and directors.

Name	Age	Director Since	Term Expiring

Nominees for Election as Class III Directors
Ziv Shoshani (1)	40	2001	2009
Thomas C. Wertheimer	65	2004	2009
Marc Zandman (1)(3)	44	2001	2009
Ruta Zandman (1)	68	2001	2009
Class I Directors
Dr. Felix Zandman (1)(2)	77	1962	2007
Philippe Gazeau	66	2003	2007
Zvi Grinfas	65	2003	2007
Dr. Gerald Paul	57	1993	2007
Class II Directors
Eliyahu Hurvitz	73	1994	2008
Dr. Abraham Ludomirski	53	2003	2008
Mark I. Solomon	66	1993	2008

(1)	Marc Zandman is the son of Dr. Felix Zandman and Ruta Zandman. Ruta Zandman is the wife of Dr. Zandman, and Ziv Shoshani is the nephew of Ruta Zandman and Dr. Felix Zandman.

(2)	Chairman of the Board.

(3)	Vice Chairman of the Board.

Nominees for Election as Class III Directors

Ziv Shoshani has been Executive Vice President of the Company since 2000.  On January 1, 2006, he assumed the position of Deputy Chief Operating Officer.  Mr. Shoshani had been Executive Vice President responsible for the Resistors and Inductors Group (since 2002) and for the Measurements Group (since January 1, 2005). Previously, he was Executive Vice President of the Capacitors Group in 2001 and 2002 and was Executive Vice President, Specialty Products Division in 2000 and 2001, including responsibility for oversight of the Measurements Group division.  Mr. Shoshani has been employed by the Company since 1995.

Thomas C. Wertheimer became a director effective May 1, 2004.  Mr. Wertheimer is an independent financial and accounting consultant.  Prior to his retirement in 2000, he was a senior audit partner with the accounting firm of PricewaterhouseCoopers LLP and its predecessor Coopers & Lybrand LLP.  In this capacity, Mr. Wertheimer was responsible for the audits of major U.S. and international public companies and was also a technical consulting partner in the firm’s national office.  Mr. Wertheimer is currently consulting with the Public Company Accounting Oversight Board (PCAOB).  He is also a director of Fiserv, Inc., an information management and service provider.

Marc Zandman has been Vice Chairman of the Board since March 2003 and President of Vishay Israel Limited since 1998.  Mr. Zandman was Group Vice President of Vishay Measurements Group from August 2002 to December 2004.   Prior to that, Mr. Zandman served in various capacities with Vishay, including Vice President Corporate Marketing and Executive Vice President of Vishay Israel Limited.  Mr. Zandman has been employed by the Company since August 1984.

Ruta Zandman has been employed by the Company since October 1993 as a Public Relations Associate.

Class I Directors – Terms Expiring 2007

Dr. Felix Zandman is the Founder, Chairman of the Board of Directors and Chief Technical and Business Development Officer of the Company. Dr. Zandman became Chief Technical and Business Development Officer effective January 1, 2005.  He served as Chief Executive Officer from the Company’s inception through December 31, 2004 and as President from the Company’s inception until March 1998. Dr. Zandman has served as the Chairman of the Board of Directors since 1989.

Philippe Gazeau has been a private investor for the past six years.  Prior to that Mr. Gazeau held various positions at Vishay S.A. (formerly, Sfernice S.A.), a subsidiary of Vishay engaged in the business of manufacturing passive components, including being Chairman of the Board, President, and Chief Executive Officer.

Zvi Grinfas has been a technology consultant to Israeli companies since 1988.  Prior to that, Mr. Grinfas served in a variety of managerial and executive capacities with small to medium size semiconductor companies in the United States and the United Kingdom.

Dr. Gerald Paul became the Chief Executive Officer of the Company effective January 1, 2005.  Dr. Paul has been President of the Company since March 1998 and Chief Operating Officer of the Company since August 1996.  He served as a Senior Vice President of the Company from August 1996 to March 1998 and was a Vice President of the Company from May 1993 to August 1996.  In addition, Dr. Paul was the President of Vishay Electronic Components, Europe from January 1994 to August 1996 and has been employed by Vishay Europe GmbH since February 1978.

Class II Directors – Terms Expiring 2008

Eliyahu Hurvitz is Chairman of the Board of Teva Pharmaceutical Industries Ltd., a leading generic pharmaceutical company, and was President and Chief Executive Officer of Teva for more than five years prior to stepping down from these positions in April 2002.  He is also a director of Koor Industries Ltd., which focuses on Israeli companies, and NeuroSurvival Ltd., an Israeli molecular imaging and drug development company.

Dr. Abraham Ludomirski is the founder and managing director of Vitalife fund, a dedicated life-sciences fund specifically focused on medical devices with which he has been associated for more than the past five years.  He is also the Chairman of the Board of Sightline Technologies Ltd., an Israeli high technology company specializing in miniature electronics and optical and video systems.

Mark I. Solomon has served as Chairman of CMS Companies, a provider of financial advisory services, for more than the past five years.

Other Information Concerning Directors

There is a vacancy in the position of one Class II director.  The Board of Directors may designate a director for the position at a later time.

Director Independence

The Board of Directors has determined that, to be considered independent, an outside director may not have a direct or indirect material relationship with the Company.  A material relationship is one which impairs or inhibits, or has the potential to impair or inhibit, a director’s exercise of critical and disinterested judgment on behalf of the Company and its stockholders.  The materiality standard applied by the Board includes, but is not limited to, the disqualifying relationships set forth in the governance listing standards of the New York Stock Exchange.  The Board is aware that Dr. Zandman, the Company’s Chairman and Chief Technical and Business Development Officer, and his family have approximately $2 million invested in funds managed by the CMS Companies, which are controlled by director Mark Solomon, an amount constituting less than 1% of the total funds under management by these entities.  The Board has affirmatively determined that this investment does not constitute a material relationship of Mr. Solomon with the Company and that there is no other relationship of the non-management directors with the Company or its management that constitutes a material relationship.  Accordingly, the Board has concluded that Philippe Gazeau, Zvi Grinfas, Eliyahu Hurvitz, Dr. Abraham Ludomirski, Mark Solomon and Thomas Wertheimer qualify as independent directors.  Each of the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee of the Board is composed entirely of independent directors.

Compensation of Directors

The Company’s non-employee directors, Dr. Ludomirski and Messrs. Gazeau, Grinfas, Hurvitz, Solomon and Wertheimer, each received a fee of $2,500 for each individual Board or Committee meeting attended in person, and $1,000 for each Board or Committee meeting attended telephonically, during fiscal 2005.  Each non-employee director also received a retainer fee of $15,000 for serving on the Board of Directors.  Directors who are also employees of the Company do not receive any additional compensation for their service as directors.  See “Executive Compensation.”

Meetings of the Board of Directors

The Board of Directors met four times during the twelve months ended December 31, 2005.  Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and any Committee on which such director served.  Information regarding the Company’s policy on director attendance at annual meetings of stockholders and the number of directors attending last year’s annual meeting may be found on the Company’s website at ir.vishay.com.

The non-management directors also periodically meet in sessions where management directors are not present.  The independent directors met four times during the twelve months ended December 31, 2005.

Committees

The following table sets forth the Committees in existence and their membership as of the date of this proxy statement.

Director	Executive Committee	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee

Dr. Felix Zandman	**	—	—	—
Eliyahu Hurvitz	—	—	**	**
Philippe Gazeau	—	*	—	—
Zvi Grinfas	—	*	—	—
Dr. Abraham Ludomirski	—	—	*	*
Dr. Gerald Paul	*	—	—	—
Ziv Shoshani	*	—	—	—
Mark I. Solomon	—	—	*	*
Thomas C. Wertheimer	—	**	—	—
Marc Zandman	*	—	—	—
Ruta Zandman	—	—	—	—
Number of Meetings during 2005	0	10	0	1
Actions by Unanimous Consent in Lieu of Meeting during 2005	6	0	1	1

**Chairman
*Member

Executive Committee

The Executive Committee is authorized to exercise all functions of the Board of Directors in the intervals between meetings of the Board to the extent permitted by Delaware law.  Although it held no formal meetings, the Executive Committee acted three times by unanimous written consent in 2005 related to the Company’s tender offer for the 19.6% interest in Siliconix that Vishay did not previously own, and acted three times by unanimous written consent related to certain employee benefit plans of the Company.

Nominating and Corporate Governance Committee

The functions of the Nominating and Corporate Governance Committee include identifying individuals qualified to become members of the Board; selecting, or recommending that the Board of Directors select, the director nominees for the next annual meeting of stockholders; developing and recommending to the Board a set of corporate governance principles for the Company; overseeing the evaluation of the Board and the management of the Company; and performing other related functions specified in the Committee’s charter.  A copy of the Committee’s charter, as well as the Company’s Corporate Governance Principles, Code of Business Conduct and Ethics and Code of Ethics for the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or Controller and Financial Managers are available on the Company’s website at ir.vishay.com and in print to any stockholder upon written request to the Company therefor.

The chairman of the Nominating and Corporate Governance Committee is designated under the Company’s Corporate Governance Principles to preside at the executive sessions of the Board’s non-management directors.  The current chairman of the Committee is Mr. Hurvitz.

Policy and Procedures Regarding Stockholder Nominating Recommendations

The Nominating and Corporate Governance Committee will consider recommendations for director nominations submitted by stockholders entitled to vote generally in the election of directors. Submissions must be made in accordance with the Committee’s procedures, as outlined below and set forth on the Company’s website.  For each annual meeting of the Company’s stockholders, the Committee will accept for consideration only one recommendation from any stockholder or affiliated group of stockholders. The Committee will only consider candidates who satisfy the Company’s minimum qualifications for director, as outlined below and set forth on the Company’s website.  In considering a stockholder recommendation, the Committee will take into account, among other factors, the size and duration of the recommending stockholder’s ownership interest in the Company and whether the stockholder intends to continue holding that interest through the annual meeting date.  Stockholders should be aware, as discussed below, that it is the general policy of the Company to re-nominate qualified incumbent directors and that, absent special circumstances, the Committee will not consider other candidates when a qualified incumbent director consents to stand for re-election.

A stockholder wishing to recommend to the Nominating and Corporate Governance Committee a candidate for election as director must submit the recommendation in writing, addressed to the Committee care of the Company’s Corporate Secretary at the Company’s principal headquarters, 63 Lincoln Highway, Malvern, Pennsylvania, 19355.  Submissions must be made by mail, courier or personal delivery.  E-mailed submissions will not be considered.  Submissions recommending candidates for election at an annual meeting of stockholders must be received no later than 120 calendar days prior to the first anniversary of the date of the proxy statement for the prior annual meeting of stockholders.  In the event that the date of an annual meeting of stockholders is more than 30 days following the first anniversary date of the annual meeting of stockholders for the prior year, the submission must be made a reasonable time in advance of the mailing of the Company’s proxy statement for the current year.   Each nominating recommendation must be accompanied by the information called for by the Company’s “Procedures for Security Holders’ Submission of Nominating Recommendations,” which is posted on the Company’s website.  This includes specified information concerning the stockholder or group of stockholders making the recommendation and the proposed nominee, any relationships between the recommending stockholder or stockholders and the proposed nominee and the qualifications of the proposed nominee to serve as director.  The recommendation must also be accompanied by the consent of the proposed nominee to serve if nominated and elected and the agreement of the nominee to be contacted by the Committee, if the Committee decides in its discretion to do so.

Policy Regarding Qualifications of Directors

Under a policy formulated by our Nominating and Corporate Governance Committee, the Company generally requires that all candidates for director be persons of integrity and sound ethical character; be able to represent all stockholders fairly; have no interests that materially conflict with those of the Company and its stockholders; have demonstrated professional achievement; have meaningful management, advisory or policy making experience; have a general appreciation of the major business issues facing the Company; have adequate time to devote to serve on the Board of Directors; and satisfy the Company’s retirement policy for directors.  The Company also requires that a majority of directors be independent; at least three of the directors have the financial literacy necessary for service on the audit committee and at least one of these directors qualifies as an audit committee financial expert; at least some of the independent directors have served as senior executives of public or substantial private companies; and at least some of the independent directors have general familiarity with the major industries in which the Company operates.  A detailed description of the qualifications required of candidates for director, as well as the specific qualities or skills the Company believes should be possessed by one or more directors, can be found on the Company’s website.

Procedures for Identifying and Evaluating Candidates for Director

In selecting candidates for nomination at the annual meeting of the Company’s stockholders, the Nominating and Corporate Governance Committee begins by determining whether the incumbent directors whose terms expire at the meeting desire and are qualified to continue their service on the Board of Directors. The Company is of the view that the repeated service of qualified incumbents promotes stability and continuity in the board room, giving the Company the benefit of the familiarity and insight into the Company’s affairs that its directors have accumulated during their tenure and contributing to the Board’s ability to work as a collective body.  Accordingly, it is the policy of the Committee, absent special circumstances, to nominate qualified incumbent directors who continue to satisfy the Committee’s criteria for membership on the Board of Directors, who the Committee believes will continue to make important contributions to the Board, and who consent to stand for reelection and, if reelected, to continue their service on the Board.  If there are Board positions for which the Committee will not be re-nominating a qualified incumbent, the Committee will solicit recommendations for nominees from persons who the Committee believes are likely to be familiar with qualified candidates, including members of the Board and senior management.  The Committee may also engage a search firm to assist in identifying qualified candidates.  Where such a search firm is engaged, the Committee sets the fees and scope of engagement.  The Committee will review and evaluate each candidate who it believes merits serious consideration, taking into account all available information concerning the candidate, the qualifications for Board membership established by the Committee, the existing composition and mix of talent and expertise on the Board and other factors that it deems relevant.  In conducting its review and evaluation, the Committee may solicit the views of management and other members of the Board and may, if deemed helpful, conduct interviews of proposed candidates.  The Committee will evaluate candidates recommended by stockholders in the same manner as candidates recommended by other persons, except that the Committee may consider, as one of the factors in its evaluation of stockholder recommended candidates, the size and duration of the interest of the recommending stockholder or stockholder group in the equity of the Company.

Audit Committee

The functions of the Audit Committee include overseeing the accounting and financial reporting processes of the Company; overseeing the audits of consolidated financial statements of the Company and management’s assessment of the effectiveness of the Company’s internal control over financial reporting; assisting the Board in its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independence and qualifications of the Company’s independent registered public accounting firm, and the performance of the Company’s internal audit function and independent registered public accounting firm; and performing other related functions specified in the Committee’s charter.  A copy of the Committee’s charter is available on the Company’s website and in print to any stockholder upon written request to the Company therefor.  Also see “Audit Committee Report.”

The Audit Committee consists of three non-management directors, each of whom satisfies the independence requirements of the rules of the Securities and Exchange Commission and the governance listing requirements of the New York Stock Exchange.  All of the members of the Committee also satisfy the financial literacy requirements of the New York Stock Exchange and Mr. Wertheimer, the chairman of the Committee, qualifies as an audit committee financial expert satisfying the rules of the SEC.

Compensation Committee

The functions of the Compensation Committee include evaluating the performance of the Chief Executive Officer and, based on this evaluation, determining and approving the compensation of the Chief Executive Officer; making recommendations to the Board with respect to compensation of the Company’s other executive officers; making recommendations to the Board with respect to compensation of non-management directors; making recommendations to the Board with respect to, and administering, the Company’s incentive compensation plans and equity based plans; and performing other related functions specified in the Committee’s charter.  The Compensation Committee is authorized, within the limits of the 1986 stock plans of the Company and its subsidiary, Vishay Dale Electronics, Inc., to determine the individuals who are to receive grants and the vesting requirements with respect to those grants, and to administer and interpret the stock plans.  The Compensation Committee is also authorized, within the limits of the Company’s stock option programs, to determine the individuals who are to receive grants and the vesting requirements with respect to those grants and to administer and interpret the programs.   A copy of the Committee’s charter is available on the Company’s website and in print to any stockholder upon written request to the Company therefor.  Also see “Report on Executive Compensation.”

Compensation Committee Interlocks and Insider Participation

Dr. Ludomirski and Messrs. Hurvitz and Solomon are members of the Compensation Committee.  While serving on the Compensation Committee, the members thereof may not be awarded common stock or options under the stock plans or the stock option programs administered by the Compensation Committee.  As noted above, Dr. Zandman and his family have approximately $2 million invested in various funds managed by the CMS Companies, of which Mr. Solomon is the Chairman.

Securityholder Communications with the Board

Securityholders of the Company may communicate with the Board of Directors, any Committee of the Board or any individual director, and any interested party may communicate with the non-management directors of the Board as a group, by delivering such communications either in writing addressed c/o Corporate Secretary at Vishay Intertechnology, Inc., 63 Lincoln Highway, Malvern, PA 19355; or by e-mail to boardofdirectors@Vishay.com.  Communications should not exceed 1000 words in length.

All communications must be accompanied by the following information: (i) if the person submitting the communication is a securityholder, a statement of the type and amount of the securities of the Company that the person holds; (ii) if the person submitting the communication is not a securityholder and is submitting the communication to the non-management directors as an interested party, the nature of the person’s interest in the Company; (iii) any special interest, meaning an interest not in the capacity as a stockholder of the Company, of the person in the subject matter of the communication; and (iv) the address, telephone number and e-mail address, if any, of the person submitting the communication.  Communications addressed to directors may, at the direction of the directors, be shared with Company management.

Information Concerning Executive Officers

The executive officers of the Company, along with their respective ages and positions with the Company, as of March 31, 2006, are as follows:

Name	Age	Position

Felix Zandman*	77	Chairman of the Board, Chief Technical and Business Development Officer

Gerald Paul*	57	Chief Executive Officer, President, Chief Operating Officer and Director

Marc Zandman*	44	Vice Chairman of the Board, President – Vishay Israel Limited

Richard N. Grubb	59	Executive Vice President, Treasurer and Chief Financial Officer

Ziv Shoshani*	40	Deputy Chief Operating Officer, Executive Vice President, and Director

*	Biography is provided above.

Richard N. Grubb has been Vice President, Treasurer and Chief Financial Officer of the Company since May 1994, and has been an Executive Vice President of the Company since August 1996. Mr. Grubb has been associated with the Company in various capacities since 1975, and was a Director from 1994 through 2003.

Officers serve, at the discretion of the Board of Directors, until the meeting of the Board of Directors next following each annual meeting of stockholders, subject to their rights under any contracts of employment described under “Executive Compensation — Employment Agreements.”

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers and persons who beneficially own more than ten percent of the Company’s common stock to report their ownership of and transactions in the Company’s stock in filings with the SEC.  Copies of these reports are also required to be supplied to the Company. The Company believes, based solely on a review of the copies of such reports received by the Company, that the Company’s directors and executive officers and persons who beneficially own more than ten percent of the Company’s common stock complied with all applicable Section 16(a) reporting requirements during the year ended December 31, 2005.  The Company is aware that during 2006 a Form 4 for Mr. Gazeau, relating to the exercise of certain stock options and the sale of the underlying shares, was filed approximately two weeks late.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and is not filed or deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates the Report by reference in any such document.

Management is responsible for maintaining effective internal control over financial reporting, for assessing the effectiveness of internal control over financial reporting, and for preparing the Company’s consolidated financial statements. The Company’s independent registered public accounting firm is responsible for, among other things, performing an independent audit of the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing a report thereon.   The Company’s independent registered public accounting firm is also responsible for auditing the effectiveness of the Company’s internal control over financial reporting and management’s assessment thereof in accordance with standards of the PCAOB, and issuing a report thereon.  It is the responsibility of the Audit Committee to monitor and oversee these processes.

In fulfilling its oversight duties, the Audit Committee reviewed and discussed the following with management and the Company’s independent registered public accounting firm, Ernst & Young LLP:  (a) the audited financial statements for the fiscal year ended December 31, 2005; (b) the effectiveness of the Company’s internal control over financial reporting and management’s assessment thereof; and (c) the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended, and Rule 2-07 of SEC Regulation S-X.  These required communications addressed, among other topics, the independent registered public accounting firm’s responsibility under the standards of the PCAOB; critical accounting policies and practices; judgments and accounting estimates; alternative accounting treatments; any significant audit adjustments; any disagreements or difficulties encountered in performing the audit; and other material communications between the independent registered public accounting firm and management.  The Audit Committee received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with Ernst & Young LLP the firm’s independence.  The Audit Committee also considered the compatibility of non-audit services provided to the Company by Ernst & Young LLP, and the fees and costs billed or to be billed for these services, with the maintenance of the independent registered public accounting firm’s independence. The Committee has concluded that the provision of the non-audit services by Ernst & Young LLP in 2005 did not impair the independent registered public accounting firm’s independence. (The fees and costs billed by the independent registered public accounting firm for audit and non-audit services in 2004 and 2005 are shown below under Proposal Two.) Under the Audit and Non-Audit Services Pre-Approval Policy that was adopted by the Audit Committee in May 2003, the Audit Committee must pre-approve all audit and non-audit services provided to the Company by the independent registered public accounting firm.  The policy sets forth the procedures and conditions for pre-approval of these services.  All of the audit and non-audit services provided by the independent registered public accounting firm since adoption of the Audit and Non-Audit Services Pre-Approval Policy were pre-approved by the Committee in accordance with such policy.

Based upon the above review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Securities and Exchange Commission. The Audit Committee has also appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2006, but the Committee has determined in accordance with the Company’s historical practices to submit the appointment for ratification by stockholders (See Proposal Two).

Respectfully submitted,

Thomas C. Wertheimer, Chairman
Philippe Gazeau
Zvi Grinfas

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

On March 31, 2006, Vishay had outstanding 169,690,989 shares of common stock, each of which entitles the holder to one vote, and 14,679,440 shares of Class B common stock, each of which entitles the holder to 10 votes. Voting is not cumulative.

The following table provides certain information, as of March 31, 2006, as to the beneficial ownership of the common stock and the Class B common stock of Vishay for (a) each director and director nominee, (b) each “Named Executive Officer” identified in the Summary Compensation Table under “Executive Compensation,” (c) the directors and executive officers of Vishay as a group and (d) any person owning more than 5% of the common stock or the Class B common stock of Vishay.

	Common Stock			Class B Common Stock

Name	Amount and Nature of Beneficial Ownership	Right to Acquire Ownership Under Options Exercisable within 60 days	Percent of Class	Amount and Nature of Beneficial Ownership		Percent of Class	Voting Power

Directors and Executive Officers
Dr. Felix Zandman	153	1,007,126	*	14,562,316	(1)	99.2%	46.0%
Philippe Gazeau	1,000	—	*	—		—	*
Zvi Grinfas	1,000	—	*	—		—	*
Richard N. Grubb	60,393	185,909	*	—		—	*
Eliyahu Hurvitz	11,996	—	*	—		—	*
Dr. Abraham Ludomirski	1,000	—	*	—		—	*
Dr. Gerald Paul	62,004	185,909	*	—		—	*
Ziv Shoshani	6,376	50,500	*	—		—	*
Mark I. Solomon	16,552	—	*	—		—	*
Thomas C. Wertheimer	1,400	—	*	—		—	*
Marc Zandman	4,278	50,500	*	1,500	(2)	*	*
Ruta Zandman(3)	1,159	—	*	8,000,100	(3)	54.5%	25.3%
All Directors and Executive Officers as a group (12 Persons)	167,311	1,479,944	*	14,563,816		99.2%	46.5%
FMR Corp. (4) 82 Devonshire Street Boston, MA 02109	19,274,148	—	11.4%	—		—	6.1%
The TCW Group, Inc.(5) 865 South Figueroa Street Los Angeles, CA 90017	11,145,160	—	6.6%	—		—	3.5%

*	Represents less than 1% of the outstanding shares of such class or the total voting power, as the case may be.

(1)

Includes 617,734 shares of Class B common stock directly owned by Dr. Felix Zandman, 8,000,100 shares held in a family trust, of which Dr. Zandman is the trustee and over which Dr. Zandman shares voting and dispositive control with Mrs. Ruta Zandman, and 5,944,482 shares held in a voting trust, of which Dr. Zandman is the trustee and over which Dr. Zandman has sole voting control.  The shares held in the voting trust consist of 3,134,074 shares deposited by the Estate of Mrs. Luella B. Slaner and 2,810,408 shares deposited by Mrs. Slaner’s children and various trusts for the benefit of Mrs. Slaner’s children and grandchildren. The voting trust agreement that governs the voting trust will remain in effect until the earlier of (x) February 1, 2050 or (y) the death or resignation or inability to act of Dr. Zandman, but will terminate at any earlier time upon the due execution and acknowledgment by the trustee of a deed of termination, duly filed with the registered office of the Company.

(2)	Includes 750 shares of Class B common stock directly owned by Marc Zandman and 750 shares of Class B common stock owned by Marc Zandman’s minor child.

(3)

Includes 8,000,100 shares of Class B common stock held in a family trust, of which Dr. Felix Zandman is the trustee and over which Mrs. Zandman shares voting and dispositive control with Dr. Zandman.  Excludes 617,734 shares of Class B common stock directly owned by Dr. Zandman; however, Mrs. Zandman has the authority to vote Dr. Zandman’s directly owned Vishay shares in the event of his incapacity.

(4)

Based on information provided in a Schedule 13G filed on February 14, 2006 by FMR Corp., on behalf of itself and Fidelity Management & Research Company (“Fidelity”), an investment adviser registered under Section 203 of the Investment Advisors Act of 1940; Fidelity Management Trust Company, a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934 (the “1934 Act”); Strategic Advisers, Inc., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940; Fidelity International Limited (“FIL”), a qualified institution under section 240.13d-1(b)(1) pursuant to an SEC No-Action letter dated October 5, 2000; and various foreign-based subsidiaries that provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors.  FMR Corp. and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the 1934 Act and that they are not otherwise required to attribute to each other the “beneficial ownership” of securities “beneficially owned” by the other corporation within the meaning of Rule 13d-3 promulgated under the 1934 Act.  Therefore, they are each of the view that the shares held by the other corporation need not be aggregated for the purposes of Section 13(d).  However, FMR Corp. made the filing on Schedule 13G on a voluntary basis as if all of the shares are beneficially held by FMR Corp. and FIL on a joint basis.  According to the Schedule 13G, FMR Corp. may be deemed to have sole power to vote or to direct the vote of 1,088,094 shares; no shared power to vote or to direct the vote of any shares; sole power to dispose or to direct the disposition of 19,274,148 shares; and no shared power to dispose or to direct the disposition of any shares.  Power to vote or direct the voting of the shares owned directly by the Fidelity Funds resides with the Funds’ Boards of Trustees.  Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.  The Schedule 13G further states that the reported shares of common stock include 4,053,573 shares that would be derived from the conversion of $86,260,000 principal amount of Vishay’s 3-5/8% convertible subordinated notes due 2023, held indirectly by the reporting persons.

(5)

Based on information provided in a Schedule 13G filed on February 13, 2006 by The TCW Group, Inc. (“TCW”), on behalf of itself and its direct and indirect subsidiaries, including Trust Company of the West, a California corporation and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934; TCW Asset Management Company, a California corporation and an Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940; and TCW Investment Management Company, a California corporation and an Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940, which collectively constitute the TCW Group, Inc. business unit (the “TCW Business Unit”).  The ultimate parent company of TCW is Societe Generale, S.A., a corporation formed under the laws of France (“SG”).  According to the Schedule 13G, SG may be deemed ultimately to control TCW and the TCW Business Unit, and SG, its executive officers and directors, and its direct and indirect subsidiaries (including all business units except the TCW Business Unit), may beneficially own shares of the securities of the Company and such shares were not reported in the Schedule 13G.  SG disclaims beneficial ownership of shares beneficially owned by the TCW Business Unit and the TCW Business Unit disclaims beneficial ownership of shares beneficially owned by SG and any of SG’s other business units.  TCW may be deemed to have no sole power to vote or to direct the vote of any shares of common stock; shared power to vote or to direct the vote of 10,470,050 shares; no sole power to dispose or to direct the disposition of any shares; and shared power to dispose or to direct the disposition of 11,145,160 shares.  The Schedule 13G filing further states that the reported shares of common stock include 486,372 shares that would be derived from the conversion of $10,350,000 face amount of Vishay’s 3-5/8% convertible subordinated notes due 2023, held indirectly by the reporting persons.

EXECUTIVE COMPENSATION

The following table sets forth all compensation for the fiscal years ended December 31, 2005, 2004 and 2003 awarded or paid to the Chief Executive Officer and the individuals who, in fiscal 2005, were the other four highest paid executive officers of the Company serving at year end (collectively, the “Named Executive Officers”).

Summary Compensation Table

	Annual Compensation

Name and Principal Position	Fiscal Year	Salary	Bonus (1)	Other Annual Compensation(2)		All Other Compensation

Dr. Felix Zandman (3)	2005	$975,000	$2,787,454		(2)	$226,750	(4)
Chairman of the	2004	$975,000	$2,925,000		(2)	$247,600	(4)
Board and Chief	2003	$975,000	$675,372	$125,351	(5)	$3,400	(4)
Technical and Business Development Officer
Dr. Gerald Paul (6) (7)	2005	$725,000	$929,151		(2)	$172,550	(8)
Chief Executive	2004	$664,339	$1,038,688		(2)	$193,500	(8)
Officer, President	2003	$559,053	$90,050		(2)	None
and Chief Operating Officer
Marc Zandman	2005	$219,000	$61,216		(2)	$172,550	(9)
Vice Chairman of	2004	$219,000	$68,007		(2)	$347,638	(9)
the Board and	2003	$198,000	$71,450		(2)	None
President -Vishay
Israel Ltd.
Richard N. Grubb	2005	$365,000	$929,151		(2)	$176,750	(10)
Executive	2004	$365,000	$1,038,688		(2)	$197,600	(10)
Vice President,	2003	$325,000	$90,050		(2)	$3,400	(10)
Treasurer and Chief Financial Officer
Ziv Shoshani (11)	2005	$185,000	$49,030		(2)	$172,550	(12)
Deputy Chief	2004	$185,000	$63,085		(2)	$193,500	(12)
Operating Officer,	2003	$174,000	$53,856		(2)	None
Executive Vice President

(1)

Dr. Zandman’s bonus for 2005 and 2004 was based on a formula of 3.0% of Adjusted Net Income (as defined under “Executive Compensation — Report on Executive Compensation”), capped at three times base salary, and the bonuses of Dr. Paul and Mr. Grubb were based on a formula of 1.0% of Adjusted Net Income.  Bonuses for 2003 were based on the formulas in effect at that time.  Bonuses for Mr. Zandman and Mr. Shoshani are discretionary and not based on a formula.

(2)

Vishay has concluded that, except for Dr. Felix Zandman in 2003, the aggregate amount of perquisites and other personal benefits paid did not exceed the lesser of 10% of total annual salary and bonus for any of the Named Executive Officers for each of 2005, 2004, and 2003, respectively, or $50,000. Such perquisites and other personal benefits have not been included in the table.

(3)	Dr. Zandman served as the Company’s Chief Executive Officer through December 31, 2004. He became Chief Technical and Business Development Officer effective January 1, 2005.

(4)	Amounts reported in “All Other Compensation” for Dr. Zandman are as follows:

For 2005: $4,200 represents amounts contributed under the Company’s 401(k) plan, pursuant to which the Company matches, up to the annual federally mandated maximum amounts, an employee’s contributions of up to 2% of such employee’s annual salary; $150,000 represents deposits into the Company’s nonqualified deferred compensation plan pursuant to the terms of Dr. Zandman’s employment agreement; and $72,550 represents the fair value of 5,000 phantom stock units awarded to Dr. Zandman on January 3, 2005 pursuant to the terms of his employment agreement.

For 2004: $4,100 represents amounts contributed under the Company’s 401(k) plan; $150,000 represents deposits into the Company’s nonqualified deferred compensation plan pursuant to the terms of Dr. Zandman’s employment agreement; and $93,500 represents the fair value of 5,000 phantom stock units awarded to Dr. Zandman on May 12, 2004 pursuant to the terms of his employment agreement.

For 2003: $3,400 represents amounts contributed under the Company’s 401(k) plan.

(5)	Of this amount, $107,873 reflects the cumulative amount of the medical expenses paid on behalf of Dr. Zandman during 2003.

(6)	Amounts are paid in foreign currency (Euro) and converted into U.S. dollars at the weighted average exchange rate for each 12-month period.

(7)	Dr. Paul became the Company’s Chief Executive Officer effective January 1, 2005.

(8)	Amounts reported in “All Other Compensation” for Dr. Paul are as follows:

For 2005: $100,000 represents deposits into the Company’s nonqualified deferred compensation plan pursuant to the terms of Dr. Paul’s employment agreement; and $72,550 represents the fair value of 5,000 phantom stock units awarded to Dr. Paul on January 3, 2005 pursuant to the terms of his employment agreement.

For 2004: $100,000 represents deposits into the Company’s nonqualified deferred compensation plan pursuant to the terms of Dr. Paul’s employment agreement; and $93,500 represents the fair value of 5,000 phantom stock units awarded to Dr. Paul on May 12, 2004 pursuant to the terms of his employment agreement.

(9)	Amounts reported in “All Other Compensation” for Mr. Zandman are as follows:

For 2005: $100,000 represents deposits into the Company’s nonqualified deferred compensation plan pursuant to the terms of Mr. Zandman’s employment agreement; and $72,550 represents the fair value of 5,000 phantom stock units awarded to Mr. Zandman on January 3, 2005 pursuant to the terms of his employment agreement.

For 2004: $154,138 represents amounts paid to Mr. Zandman in 2004 to compensate him for six years (including adjustments for a linkage index) of Vishay Israel Limited salary benefits that would have been received by Mr. Zandman had $635,000 paid to Mr. Zandman by Vishay Intertechnology, Inc. over such six year period been paid by Vishay Israel Limited; $100,000 represents deposits into the Company’s nonqualified deferred compensation plan pursuant to the terms of Mr. Zandman’s employment agreement; and $93,500 represents the fair value of 5,000 phantom stock units awarded to Mr. Zandman on May 12, 2004 pursuant to the terms of his employment agreement.

(10)	Amounts reported in “All Other Compensation” for Mr. Grubb are as follows:

For 2005: $4,200 represents amounts contributed under the Company’s 401(k) plan, pursuant to which the Company matches, up to the annual federally mandated maximum amounts, an employee’s contributions of up to 2% of such employee’s annual salary; $100,000 represents deposits into the Company’s nonqualified deferred compensation plan pursuant to the terms of Mr. Grubb’s employment agreement; and $72,550 represents the fair value of 5,000 phantom stock units awarded to Mr. Grubb on January 3, 2005 pursuant to the terms of his employment agreement.

For 2004: $4,100 represents amounts contributed under the Company’s 401(k) plan; $100,000 represents deposits into the Company’s nonqualified deferred compensation plan pursuant to the terms of Mr. Grubb’s employment agreement; and $93,500 represents the fair value of 5,000 phantom stock units awarded to Mr. Grubb on May 12, 2004 pursuant to the terms of his employment agreement.

For 2003: $3,400 represents amounts contributed under the Company’s 401(k) plan.

(11)	Mr. Shoshani became Deputy Chief operating Officer effective January 1, 2006.

(12)	Amounts reported in “All Other Compensation” for Mr. Shoshani are as follows:

For 2005: $100,000 represents deposits into the Company’s nonqualified deferred compensation plan pursuant to the terms of Mr. Shoshani’s employment agreement; and $72,550 represents the fair value of 5,000 phantom stock units awarded to Mr. Shoshani on January 3, 2005 pursuant to the terms of his employment agreement.

For 2004: $100,000 represents deposits into the Company’s nonqualified deferred compensation plan pursuant to the terms of Mr. Shoshani’s employment agreement; and $93,500 represents the fair value of 5,000 phantom stock units awarded to Mr. Shoshani on May 12, 2004 pursuant to the terms of his employment agreement.

Retirement Plans

Vishay maintains a nonqualified defined benefit retirement plan for certain highly compensated employees in the United States. Mr. Grubb is the only Named Executive Officer to participate in the plan.  Mr. Grubb elected to participate in the plan as of July 1, 1995. During 2005, Mr. Grubb deferred compensation of $9,150 under the plan. Additionally, in 2005 Vishay accrued an aggregate liability of $43,493 for Mr. Grubb.  The estimated annual benefit payable upon Mr. Grubb’s retirement at age 65 would be $76,146, assuming he (i) continues to be employed by the Company; (ii) continues to earn the same compensation earned in 2005; and (iii) makes all mandatory contributions under the plan.

Vishay Europe GmbH, a German subsidiary of the Company, has a noncontributory defined benefit pension plan governed by German law covering its management and executive employees.  Dr. Paul is the only Named Executive Officer to participate in the plan. The pension benefit is 15% of accrued premiums paid by the employer, plus earnings on plan assets; each annual premium is 5.5% of annual salary and bonus of up to €12,271 ($15,268). The estimated annual benefit payable upon Dr. Paul’s retirement at age 65 is €8,522 ($10,603).  Dr. Paul also has an individual contractual pension arrangement with Vishay Europe GmbH that will pay an annual benefit upon retirement at age 65 based on his years of service (up to 25) and average salary and bonus in the highest 3 of his final 10 years of employment (“final average compensation”). The retirement benefit will not exceed 40% of such final average compensation. This pension is reduced by the amount of the pension benefit described above. Dr. Paul has voluntarily agreed to a maximum limit of €180,000 per year in respect of such final average compensation.  The Compensation Committee may, however, in its sole discretion, elect to increase the €180,000 limitation to reflect Dr. Paul’s actual salary and bonus, to take into account cost of living adjustments, or as it may otherwise deem appropriate. The following table shows the annual pension payable at age 65 based on years of service and level of final average compensation. As of December 31, 2005, Dr. Paul had 28 years of service.

Pensionable Years of Service

Final Average Compensation	10	15	20	25	30	35

100% of pensionable income in 2006	$75,230	$90,280	$105,329	$120,370	$152,481	$193,158
110% of pensionable income in 2006	$82,753	$99,308	$115,862	$132,407	$167,729	$212,474
120% of pensionable income in 2006	$90,276	$108,336	$126,395	$144,444	$182,977	$231,790
150% of pensionable income in 2006	$112,845	$135,420	$157,994	$180,555	$228,721	$289,738
200% of pensionable income in 2006	$150,460	$180,559	$210,659	$240,740	$304,962	$386,317

All U.S. dollar amounts relating to Dr. Paul’s benefits under the German defined benefit pension plan, including those listed on the foregoing chart, have been converted at the weighted average exchange rate for the 12 months ended December 31, 2005.

Stock Option Grants in Fiscal 2005

During fiscal 2005, there were no stock options granted to the Named Executive Officers.

Options Exercises and Values in Fiscal 2005

The Named Executive Officers listed in the following table received three option grants on November 13, 1997, each at a different exercise price, pursuant to the Company’s 1997 Stock Option Program approved by the stockholders on May 21, 1998.  The options are fully vested, and they expire no later than ten years from the date of grant.  The plan pursuant to which the options were granted provides that the right to exercise any option expires immediately if the recipient is terminated from the Company’s services for cause or voluntarily leaves the Company. If a recipient leaves the Company for any reason other than termination for cause or voluntary resignation, options may be exercised by that recipient for 30 months from the date of termination, but no later than the date of expiration of the options. If the recipient fails to comply with a confidentiality and non-competition agreement following cessation of employment, his options terminate immediately. The Compensation Committee, in its discretion, may extend the exercise period of options granted to a recipient whose employment with the Company has ended beyond the time prescribed by the applicable option plan.

1997 Stock Option Program
Option Exercises in 2005 and
2005 Year-End Option Values

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at 2005 Year End(1)		Value of Unexercised In-the-Money Options at 2005 Year End(2)

Name			Exercisable	Unexercisable	Exercisable	Unexercisable

Dr. Felix Zandman(3)	—	—	1,043,439	—	$1,478,205	—
Richard N. Grubb	—	—	115,784	—	46,732	—
Dr. Gerald Paul	—	—	115,784	—	46,732	—

(1)	Adjusted for five-for-four stock split in June 1999 and three-for-two stock split in June 2000.
(2)	Assuming a stock price of $13.76 per share, which was the closing price per share of common stock on the New York Stock Exchange on December 31, 2005.
(3)

Dr. Zandman exercised 147,813 of these options in February 2006.  The value realized upon exercise was approximately $606,270 based on an average market price at exercise of $15.05.  The after-tax proceeds of $423,722 from these transactions were contributed to charity by Dr. Zandman.

The Named Executive Officers listed in the following table received grants of stock options on each of October 6, 1998, October 8, 1999 and October 12, 2000, at exercise prices of 100% of the fair market value on the date of such grants, pursuant to the Company’s 1998 Stock Option Program approved by the stockholders on May 21, 1998 and May 18, 2000. The options have a vesting schedule whereby one-sixth of the options granted vest each year for six consecutive years. The right to exercise any vested option expires no later than ten years from the date the option is granted. All of a recipient’s options that have not yet been exercised will terminate upon termination for cause. If a recipient leaves the Company for any reason other than for cause, death, disability or retirement, the recipient’s options will generally be exercisable for 60 days after termination, provided the recipient adheres to a non-competition agreement. If a recipient’s employment with the Company terminates due to death, disability or retirement, then the time at which the recipient’s options are exercisable may be accelerated and the options will terminate on the earlier of 12 months following the recipient’s termination of employment or the expiration date of the options. If the recipient fails to comply with a confidentiality and non-competition agreement following termination of employment, his options terminate immediately. The Compensation Committee, in its discretion, may extend the exercise period of options granted to a recipient whose employment with the Company has terminated beyond the time prescribed by the option plan.

1998 Stock Option Program
Option Exercises in 2005 and
2005 Year-End Option Values

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at 2005 Year End(1)		Value of Unexercised In-the-Money Options at 2005 Year End(2)

Name			Exercisable	Unexercisable	Exercisable	Unexercisable

Dr. Felix Zandman (3)	—	—	113,625	4,500	$413,100	—
Richard N. Grubb	—	—	70,125	3,000	229,500	—
Dr. Gerald Paul	—	—	70,125	3,000	229,500	—
Ziv Shoshani	—	—	50,500	2,000	183,600	—
Marc Zandman	—	—	50,500	2,000	183,600	—

(1)	Adjusted for five-for-four stock split in June 1999 and three-for-two stock split in June 2000.
(2)	Assuming a stock price of $13.76 per share, which was the closing price per share of common stock on the New York Stock Exchange on December 31, 2005.
(3)

Dr. Zandman exercised 2,125 of these options in February 2006.  The value realized upon exercise was approximately $19,758 based on an average market price at exercise of $14.96.  The after-tax proceeds of $13,808 from these transactions were contributed to charity by Dr. Zandman.

Equity Compensation Plans

The following table summarizes information, as of December 31, 2005, relating to equity compensation plans of the Company pursuant to which grants of options, restricted stock, restricted stock units or other rights to acquire shares may be granted from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights Column (a)	Weighted-average exercise price of outstanding options, warrants and rights Column (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) Column (c)

Equity Compensation Plans Approved by Securityholders (1)
Stock options (2)	7,928,000	$15.87	1,164,000
Phantom stock (3)	60,000	n/a	240,000
Equity Compensation Plans Not Approved by Securityholders	—	—	—

Total	7,988,000	$15.87	1,404,000

(1)

Additional information on these plans is included in Note 12 to the Company’s consolidated financial statements, which are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

(2)	Includes the 1997 Stock Option Program, the 1998 Stock Option Program, and the General Semiconductor Stock Plan which was assumed in the Company’s acquisition of General Semiconductor in 2001.

(3)

The Senior Executive Phantom Stock Plan provides for the granting of phantom stock units to individuals whose employment arrangements with the Company provide for such grants. Each phantom stock unit entitles the recipient to receive a share of Vishay common stock at the individual’s termination of employment or any other future date specified in the employment agreement.  Because these awards have no exercise price, they are not included in the weighted average exercise price calculation.

Report on Executive Compensation

The following Report of the Compensation Committee does not constitute soliciting material and is not filed or deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates the Report by reference in any such document.

The Compensation Committee of the Board of Directors is responsible for establishing and approving the compensation of the Chief Executive Officer, recommending the compensation of other executive officers and for administering the Company’s incentive compensation and equity based plans.  Effective as of May 1, 2004, the Employee Stock Plan Committee and the Stock Option Committee were disbanded and their functions were assumed by the Compensation Committee.  In this report, the term “Committee” is used to refer to the three committees collectively, as relevant, prior to May 1, 2004.  The members of the Compensation Committee are Eliyahu Hurvitz, chairman, Dr. Abraham Ludomirski and Mark Solomon.

Vishay’s compensation program for executive officers currently consists of the following elements:

•	a base salary;

•	an annual credit to the Company’s deferred compensation plan;

•	an annual award of phantom stock units; and

•	a performance-based annual cash bonus.

This compensation formula is designed to attract and retain management talent capable of achieving the Company’s business objectives, while motivating management to lead the Company to meet or exceed annual performance goals, thereby enhancing stockholder value.

The Company also has two stock option programs in which the Company’s executive officers are eligible to participate.  The purpose of these programs is to provide selected key individuals with incentives to remain in the service of the Company and to further align their interests with stockholders by enhancing their stake in the equity performance of the Company.  The Committee has in the past awarded stock option grants under these programs to the Company’s executive officers and may do so at appropriate times in the future.  No stock options were awarded under these plans in 2003, 2004, or 2005.

Compensation of the Chief Executive Officer

Dr. Gerald Paul became Chief Executive Officer of the Company as of January 1, 2005 and remains the Company’s President and Chief Operating Officer.

Dr. Paul’s compensation for fiscal 2005 was determined by the Committee under the terms of his employment contract (see “Employment Agreements” below) and under a performance-based cash compensation plan that qualifies under Section 162(m) of the Internal Revenue Code and is referred to as the 162(m) Plan.  The plan was recommended by the Committee and approved by the Company’s stockholders in 1994, 1999, 2000, 2003, and 2004.  Dr. Paul’s base salary in 2005 was €582,633 (approximately $725,000), as per the terms of his employment contract.  The Committee has approved an increase in this amount to €670,028 (approximately $831,000) for 2006.

Under the 162(m) Plan, the aggregate annual compensation of the participating executives depends in large part on the annual Adjusted Net Income of the Company.  “Adjusted Net Income” refers to the Company’s net income, determined in accordance with generally accepted accounting principles in the United States and consistent with the methods used in the Company’s reports on Forms 10-K and 10-Q, excluding restructuring and related severance costs, inventory write-downs and related purchase commitment charges and credits, write-offs of purchased research and development, and individually material one-time gains or charges.  A similar concept was used under the bonus plan in 2003, except that there was an Adjusted Net Income threshold for 2003 of $20 million.  The Compensation Committee has focused in recent years particularly on Adjusted Net Income of the Company because the Committee believes this to be a strong gauge of the growth and success of the Company.

Dr. Paul is entitled to receive a bonus in the amount of 1.0% of Adjusted Net Income, capped at three times base salary.  Under the formula contained in the plan and approved by the Compensation Committee, Dr. Paul was awarded a cash performance bonus of $929,151 for 2005.  Dr. Paul was awarded $1,038,688 under the plan in 2004.  He received a bonus of $90,050 in 2003.

In accordance with the terms of Dr. Paul’s employment contract, in 2005, the Company also credited $100,000 to Dr. Paul’s account under a non-qualified deferred compensation plan and awarded Dr. Paul 5,000 phantom stock units under the Vishay Senior Executive Phantom Stock Plan.  In accordance with the terms of Dr. Paul’s employment contract, he is entitled to similar awards in 2006.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits to $1 million the annual tax deduction for compensation paid to each of the Chief Executive Officer and any of the four highest paid other executive officers.  However, compensation that qualifies as performance-based compensation is deductible even in excess of $1 million. The Board of Directors considered these requirements and designed the stock option programs so that stock options will qualify as performance-based compensation. In addition, the Board of Directors established the 162(m) Plan to provide performance-based bonuses to the Chief Executive Officer and other senior executives. The Compensation Committee currently intends to continue to comply with the rules for performance-based compensation under Section 162(m).  However, the Compensation Committee reserves the right to grant the Chief Executive Officer or other senior executives compensation which is not performance-based (and would not be deductible to the extent it exceeds $1 million) if doing so would be in the best interests of Vishay and its stockholders.  Under changes to the executive compensation arrangements that the Committee has adopted, all payments to which an executive would be entitled in excess of the deductibility limits of Section 162(m) will be deferred until a time when that Section ceases to be applicable to the executive.

Executive Officers and Key Management

For executive officers (other than the Chief Executive Officer), base salaries are recommended annually by the Committee for approval by the Board, essentially by considering the average compensation of similarly situated officers of companies similar in size and character, including some of the companies listed as peer group companies under “Stock Performance Graph.”  Base salaries are generally set at or below the median for comparable companies, with officers and other key personnel having the opportunity through performance bonuses to receive total compensation above the median if the Company achieves superior operating results.

Dr. Zandman was a co-founder of the Company and served as the Company’s Chief Executive Officer through December 31, 2004.  Effective January 1, 2005, Dr. Paul became the Chief Executive Officer of the Company and Dr. Zandman became the Chief Technical and Business Development Officer of the Company.   Dr. Zandman continues to serve as Chairman of the Board of Directors.

Dr. Zandman’s base salary was determined primarily by considering:

•	the Company’s financial performance in view of the performance of companies similar in size and character;

•	the compensation of officers of companies similar in size and character, including some of the companies listed as peer group companies under “Stock Performance Graph;”

•	Dr. Zandman’s continued involvement in research and development to create new products and supervision of engineering efforts in his role as Chief Technical Officer;

•	Dr. Zandman’s involvement in positioning the Company for the future through strategic acquisitions and negotiations, in his role as Chief Business Development Officer;

•	Dr. Zandman’s 44 years of dedication and service to the Company from the date of its incorporation; and

•	the Company’s financial performance in comparison to previous years.

For fiscal 2006, Dr. Zandman’s base salary as Chief Technical and Business Development Officer will be $975,000, which is unchanged from his base salary in 2005 and his base salary as Chief Executive Officer for the previous five years.

Pursuant to the changes to the 162(m) Plan approved by the Company’s stockholders in 2004, Dr. Zandman is entitled to receive a bonus in the amount of 3.0% of Adjusted Net Income, capped at three times base salary.  Under the formula contained in the plan and approved by the Compensation Committee, Dr. Zandman was awarded a cash performance bonuses of $2,787,454 in 2005 and $2,925,000 (equal to the cap of three times base salary) in 2004.  Dr. Zandman received a bonus of $675,372 in 2003.

In accordance with the terms of Dr. Zandman’s employment contract, in each of 2005 and 2004, the Company also credited $150,000 to Dr. Zandman’s account under a non-qualified deferred compensation plan and awarded Dr. Zandman 5,000 phantom stock units under the Vishay Senior Executive Phantom Stock Plan.    In accordance with the terms of Dr. Zandman’s employment contract, he is entitled to similar awards in 2006.

The Committee anticipates that for the executive officers other than Drs. Zandman and Paul, whose compensation is described above, compensation, including base salary, deferred compensation and phantom stock awards will be paid or awarded in accordance with the terms of their respective employment agreements, which are described below.

For 2006, the Committee recommended that the base salaries for the Company’s other executive officers be increased as follows: Richard Grubb, $450,000; Marc Zandman, $240,000; and Ziv Shoshani, $205,000.

Richard Grubb, the Company’s Executive Vice President, Treasurer and Chief Financial Officer, is the only officer besides Drs. Zandman and Paul that participates in the Company’s 162(m) Plan.  In 2005 and 2004, he was eligible to receive an amount equal to 1.0% of Adjusted Net Income, calculated on the same basis as the bonuses of Drs. Zandman and Paul.  Mr. Grubb was awarded $929,151 under the plan in 2005, and $1,038,688 under the plan in 2004.  He received a bonus of $90,050 in 2003.  Mr. Grubb also received $100,000 in deferred compensation and 5,000 phantom stock units in each of 2005 and 2004.  In accordance with the terms of Mr. Grubb’s employment contract, he is entitled to similar awards in 2006.

The Committee may also recommend to the Board the award of performance bonuses of other executive officers and key management personnel of the Company.  These awards ordinarily would be based upon net income of the Company as a whole, calculated similarly to the bonuses under the 162(m) Plan, or based upon the operating profits of the Company or of the division for which the executive or other management personnel has primary responsibility.  The Committee would ordinarily consult with the Chief Executive Officer concerning its recommendation to award bonuses to other executives and management personnel, and may also from time to time recommend additional bonuses in consultation with the Chief Executive Officer for the successful execution of special projects.  The Committee did not recommend specific performance bonuses for any other executives or management personnel in 2005, with the understanding that Messrs. Shoshani and Marc Zandman would be paid bonuses in the discretion of the Chief Executive Officer consistent in magnitude with their awards in prior years.

Respectfully submitted,

Dr. Eliyahu Hurvitz, Chairman
Dr. Abraham Ludomirski
Mark I. Solomon

Employment Agreements

Based upon the recommendation of executive compensation consultants engaged by the Compensation Committee in 2003, in 2004 the Compensation Committee approved the terms of a revised employment agreement for Dr. Felix Zandman and the Board approved the terms of executive employment agreements for each of Dr. Gerald Paul, Richard Grubb, Ziv Shoshani and Marc Zandman.  On March 7, 2006, the Compensation Committee approved the revised base salary for the Company’s Chief Executive Officer for 2006.  Also on March 7, 2006, the Board approved the revised base salaries of Vishay’s other executive officers, on the recommendation of the Compensation Committee.  The other terms and conditions of the employment agreements with these respective executive officers are unchanged.

Dr. Felix Zandman.  Dr. Zandman was serving as the Chairman of the Board of Directors and the Chief Executive Officer of the Company at the time his employment agreement was approved by the Compensation Committee and the Board, and is now serving as Chairman and Chief Technical and Business Development Officer of the Company.  His employment agreement contemplated his transition from Chief Executive Officer to Chief Technical and Business Development Officer of the Company, which transition became effective January 1, 2005.  The employment agreement for Dr. Zandman provides that he will serve at the pleasure of the Board.  Dr. Zandman’s annual compensation includes an annual salary of $975,000, a bonus under the Company’s 162(m) Plan, and an annual grant of 5,000 phantom stock units.  In addition, the Company has established an unfunded pension plan under which Dr. Zandman will receive an annual retirement benefit equal to 50% of his average base pay and bonus for the five years preceding his retirement (but not to exceed $1 million annually), and the Company annually credits $150,000 to Dr. Zandman’s account in the Company’s Nonqualified Deferred Compensation Plan.  In the event that the Company terminates Dr. Zandman’s employment without Cause or Dr. Zandman terminates his employment for Good Reason (as those terms are defined in the employment agreement), the Company and Dr. Zandman will negotiate a severance arrangement based on industry norms for similar situations.  At such time, Dr. Zandman’s employment agreement provides for a royalty equal to 5% of gross sales, less returns and allowances, of Vishay products incorporating any inventions made by Dr. Zandman after March 15, 1985.  The royalty payments would be payable from the date of termination until the tenth anniversary of the date of termination.  In addition, Dr. Zandman and his surviving spouse will be entitled to receive continued medical benefits for life, up to a $15,000 annual premium value.

Dr. Paul.  Dr. Paul was serving as President and Chief Operating Officer of the Company at the time his employment agreement was approved by the Board, and is now also serving as Chief Executive Officer of the Company.  His employment agreement contemplated his becoming the Chief Executive Officer of the Company, which position became effective January 1, 2005.  The employment agreement for Dr. Paul has an evergreen three-year term.  Dr. Paul’s annual compensation includes an annual salary of €670,028 (approximately $831,000), a bonus under the Company’s 162(m) Plan, and an annual grant of 5,000 phantom stock units.  In addition, the Company annually credits $100,000 to Dr. Paul’s account in the Company’s Nonqualified Deferred Compensation Plan.  Dr. Paul also receives disability insurance.  In the event that the Company terminates Dr. Paul’s employment without Cause or Dr. Paul terminates his employment for Good Reason (as those terms are defined in the employment agreement), Dr. Paul will receive continued payment of his base salary for three years, a grant of 5,000 shares of common stock in each of the three years following the termination, a lump sum cash payment equal to $1,500,000, and medical benefits for not more than three years.  In addition, upon retirement Dr. Paul and his surviving spouse will be entitled to receive continued medical benefits for life, up to a $15,000 annual premium value.

Mr. Grubb.  Mr. Grubb serves as Executive Vice President, Treasurer and Chief Financial Officer of the Company.  The employment agreement for Mr. Grubb has an evergreen three-year term.  Mr. Grubb’s annual compensation includes an annual salary of $450,000, a bonus under the Company’s 162(m) Plan, and an annual grant of 5,000 phantom stock units.  In addition, the Company annually credits $100,000 to Mr. Grubb’s account in the Company’s Nonqualified Deferred Compensation Plan.  Mr. Grubb also is entitled to certain customary benefits, such as life insurance and disability insurance.  In the event that the Company terminates Mr. Grubb’s employment without Cause or Mr. Grubb terminates his employment for Good Reason (as those terms are defined in the employment agreement), Mr. Grubb will receive continued payment of his base salary for three years, a grant of 5,000 shares of common stock in each of the three years following the termination, and a lump sum cash payment equal to $1,500,000.  In addition, Mr. Grubb and his surviving spouse will be entitled to receive continued medical benefits for life, up to a $15,000 annual premium value.

Mr. Shoshani.  Mr. Shoshani serves as Executive Vice President and Deputy Chief Operating Officer of the Company.  The employment agreement for Mr. Shoshani has an evergreen three-year term.  Mr. Shoshani’s annual compensation includes an annual salary of $205,000, a bonus determined by the Compensation Committee in consultation with the Chief Executive Officer of up to 42.5% of Mr. Shoshani’s salary, and an annual grant of 5,000 phantom stock units.  In addition, the Company annually credits $100,000 to Mr. Shoshani’s account in the Company’s Nonqualified Deferred Compensation Plan.  Mr. Shoshani also is entitled to certain customary benefits, such as life insurance and disability insurance.  The other terms of Mr. Shoshani’s agreement are similar to those of Mr. Grubb’s agreement.

Mr. Marc Zandman.  Mr. Zandman serves as Vice Chairman of the Board of Directors and President of Vishay Israel Limited.  The employment agreement for Mr. Zandman has an evergreen three-year term.  Mr. Zandman’s annual compensation includes an annual salary of $240,000, a bonus determined by the Compensation Committee in consultation with the Chief Executive Officer of up to 42.5% of Mr. Zandman’s salary, and an annual grant of 5,000 phantom stock units.  In addition, the Company annually credits $100,000 to Mr. Zandman’s account in the Company’s Nonqualified Deferred Compensation Plan.  Mr. Zandman also is entitled to certain customary benefits, such as life insurance and disability insurance.  The other terms of Mr. Zandman’s agreement are similar to those of Mr. Grubb’s agreement.

General Terms.  In addition to the provisions discussed above, the employment agreement for each of the executives includes certain covenants restricting the ability of the executive to compete with the Company or to solicit the Company’s employees or customers for a period following the executive’s termination of employment.  For Dr. Zandman, these covenants will continue for Dr. Zandman’s life.  For Mr. Grubb, Dr. Paul, Mr. Shoshani and Mr. Zandman, the covenants will continue for two years following the executive’s termination of employment.  The employment agreement for each of the executives also provides that any compensation that is not deductible by the Company due to the operation of Section 162(m) of the Code (under which annual compensation in excess of $1 million to the Company’s Chief Executive Officer and four next highest paid executives is generally not deductible) will not be paid to the executive in that year.  The deferred amount will be credited to the executive’s account in the Company’s Nonqualified Deferred Compensation Plan and paid when the executive terminates employment.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company maintains employment agreements with the Company’s Chairman, Chief Executive Officer, and each of the Company’s other executive officers.  See “Employment Agreements” above.

Yitzhak Shoshani is the brother of director Ruta Zandman and the uncle of director and executive officer Ziv Shoshani. Mr. Yitzhak Shoshani is vice president and general manager of, and owns 33.3% of, Ecomal Israel (formerly “Vishay International Trade Limited”), a non-exclusive distributor of the Company’s products in the Israeli market. Mr. Yitzhak Shoshani earned approximately $400,923 in connection with the performance of Ecomal Israel for 2005.

Steven C. Klausner is the son-in-law of Chairman of the Board Dr. Felix Zandman and Ruta Zandman and the brother-in-law of Vice-Chairman of the Board Marc Zandman.  Mr. Klausner is a Vice President and Assistant Treasurer of Vishay.  For fiscal 2005, Mr. Klausner received salary, bonus, and benefits totaling $150,554.

Eli Goddard is the son-in-law of Dr. Felix Zandman and Ruta Zandman and the brother-in-law of Marc Zandman and has performed legal services for Vishay Israel Limited.  For fiscal 2005, Mr. Goddard received a consulting fee of $69,779.

Dubi Zandman is a cousin of Dr. Felix Zandman and a Vice President of the Vishay Measurements Group.  For fiscal 2005, Mr. Dubi Zandman received a salary of $150,000, a bonus of $13,932, and benefits (including a one-time ex-pat allocation, which is customary at Vishay for international assignments) totaling $94,840.

Roi Shoshani is the brother of Ziv Shoshani and the nephew of Ruta Zandman and Dr. Felix Zandman.  Mr. Roi Shoshani is employed in the research and development department of Vishay Israel Limited.  During 2005, he also worked in the research and development department of our Siliconix division. For fiscal 2005, Mr. Roi Shoshani received a salary and bonus of $105,214, and received reimbursement of moving expenses of $36,078.

STOCK PERFORMANCE GRAPH

The line graph below compares the cumulative total stockholder return on Vishay’s common stock over a 5-year period with the return on the Standard & Poor’s 500 Stock Index and with the return on a peer group of companies selected by the Company. The peer group is made up of six publicly-held manufacturers of semiconductors, capacitors, resistors and other electronic components.(1)  Management believes that the product offerings of the companies contained in the peer group are more similar to the Company’s product offerings than those of the companies contained in any published industry index. The return of each peer issuer has been weighted according to the respective issuer’s stock market capitalization. The line graph assumes that $100 had been invested at December 31, 2000 and assumes that all dividends were reinvested.

TOTAL STOCKHOLDER RETURNS
Indexed Returns

	Year Ending December 31,

Company Name/Index	Base Period 2000	2001	2002	2003	2004	2005

VISHAY INTERTECHNOLOGY	100.0	128.93	73.92	151.40	99.31	90.98
S&P 500 INDEX	100.0	88.11	68.64	88.33	97.94	102.75
PEER GROUP	100.0	101.56	39.90	88.12	65.65	62.65

(1)	AVX Corporation, EPCOS AG, Fairchild Semiconductor International, International Rectifier Corporation, KEMET Corporation, and ON Semiconductor.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors is responsible for the selection of the Company’s independent registered public accounting firm.  The Committee has determined to reappoint the public accounting firm of Ernst & Young LLP as independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending December 31, 2006, as well as to audit the effectiveness of the Company’s internal control over financial reporting and management’s assessment thereof. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 1968.  Although stockholder approval for the appointment of the independent registered public accounting firm is not required, the Company is continuing its practice of submitting the selection of the independent registered public accounting firm to stockholders for their ratification.

Representatives of the firm of Ernst & Young LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

Under the Audit and Non-Audit Services Pre-Approval Policy that was adopted by the Audit Committee in May 2003, the Audit Committee must pre-approve all audit and non-audit services provided to the Company by the independent registered public accounting firm.  The policy sets forth the procedures and conditions for pre-approval of these services.  The Audit Committee has pre-approved generally the engagement of the independent registered public accounting firm for services relating to the Company’s filings with the SEC (including comfort letters and consents for securities offerings); acquisition or disposition related diligence activities; audits of employee benefit plans; internal control review and compliance; interpretation and compliance with accounting and accounting-related disclosure rules and standards; certain attest services; domestic and international tax planning and compliance; and risk management.

The following table sets forth the aggregate fees billed by Ernst & Young LLP for audit and non-audit services rendered to the Company in 2005 and 2004.  These fees are categorized as audit fees, audit-related fees, tax fees and all other fees.  The nature of the services provided in each category is described following the table.

	2005	2004

Audit fees	$6,000,000	$6,600,000
Audit-related fees	200,000	700,000
Tax fees	1,200,000	1,100,000
All other fees	100,000	100,000

Total fees	$7,500,000	$8,500,000

Audit fees.  These fees generally consist of professional services rendered for the audits of the consolidated financial statements of the Company and its internal control over financial reporting, quarterly reviews, subsidiary or equity investment audits, issuance of comfort letters, consents, income tax provision procedures and assistance with and review of documents filed with the SEC.

Audit-related fees.  These fees generally consist of assurance and other services related to the performance of the audit or review of Vishay’s financial statements or that are traditionally performed by the independent registered public accounting firm, issuance of consents and letters to underwriters, due diligence related to acquisitions, internal control reviews, attest services that are not required by statute or regulation, consultations concerning financial accounting and reporting standards and financial audits of employee benefit plans.

Tax fees.  These fees generally relate primarily to tax compliance, including review and preparation of corporate and expatriate tax returns, assistance with tax audits, review of the tax treatment for certain expenses, extra-territorial tax analysis and tax due diligence relating to acquisitions.  They also include fees for state and local tax planning and consultations with respect to various domestic and international tax matters.

All other fees.  These fees generally consist of reviews for compliance with various government regulations, risk management and treasury reviews and assessments and audits of various contractual arrangements.

The Company did not make use in fiscal 2005 of the rule that waives pre-approval requirements for non-audit services in certain cases if the fees for these services constitute less than 5% of the total fees paid to the independent registered public accounting firm during the year.

The Audit Committee and the Board of Directors recommend that you vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

PROPOSAL THREE

CHARTER DOCUMENT AMENDMENTS ON THE SIZE OF THE BOARD OF DIRECTORS

Description of the Proposal

The size of the Board of Directors is currently governed by Vishay’s by-laws, which provides that the number of directors may not be less than three or more than 15 and that the number of directors may be fixed by action of the stockholders or of the directors.  In addition, the by-laws also provide that the number of directors may be increased or decreased by action of the directors.  This proposal would amend the Company’s composite amended and restated certificate of incorporation and by-laws to grant to the Board of Directors the exclusive authority to establish the size of the Board of Directors so long as the Board consists of at least three directors.  The provisions of the charter documents that provide for the staggering of the Vishay board into three classes, each serving a three year term, would not be changed.

Under this proposal, the Company’s amended and restated certificate of incorporation would be amended to add a new Section 6 to Article Seventh, which would read as follows:

“6.          The number of directors shall be fixed from time to time exclusively by action of the Board of Directors, but shall consist of not less than three directors.  If the number of directors is not fixed, the number shall be three.”

In addition, in order to avoid any inconsistency between the amended certificate of incorporation and Article II, Section 2 of the by-laws, which currently provides that the number of directors may be fixed by action of the stockholders or the directors, Article II, Section 2 of the by-laws would be amended to read as follows:

“2.          QUALIFICATIONS AND NUMBER. A director need not be a stockholder, a citizen of the United States, or a resident of the State of Delaware. The number of directors constituting the whole board shall be not less than three.  Such number shall be fixed from time to time by action of the directors, or, if the number is not fixed, the number shall be three.”

The Board of Directors has approved the proposed amendments to the certificate of incorporation and by-laws, subject to the approval of the Company’s stockholders.

Reasons for the Proposal

In May 2003, stockholders approved amendments to the Company’s certificate of incorporation and by-laws providing for the staggering of the Board of Directors into three classes.  Among the purpose of these changes were to encourage persons considering unsolicited, unilateral takeover actions to negotiate with the Company’s Board of Directors rather than pursue a non-negotiated takeover attempt.  The Board believes that under most circumstances it can obtain the best terms for the Company and the stockholders if it is in a position to negotiate effectively on their behalf.

Typically, charter amendments providing for the staggering of a board of directors are accompanied by a provision giving the Board of Directors the sole authority to determine the size of the Board.  If a person seeking to make a hostile bid for the issuer were able to solicit action by stockholders to increase the size of the Board and fill vacancies with persons chosen to support the hostile offer, the potency of the staggered board to encourage negotiation with the issuer would be diminished.  The Company’s 2003 charter amendments inadvertently failed to include a provision on the directors’ authority to fix the size of the Vishay Board.  The proposal is intended to remedy this omission, and consequently, the Board has determined that adoption of the foregoing amendments would be in the best interests of the Company.

The amendments contained in this proposal are not being recommended in response to any specific effort of which the Company is aware to accumulate the Company’s stock or to obtain control of the Company through a proxy solicitation in opposition to management.

The amendment to the by-laws would also eliminate the provision limiting the size of the Board to fifteen directors.  The Company has no plans to increase the board to more than fifteen directors, and the Company’s Corporate Governance Principles (available on the Company’s website) state that “[t]he Board believes that the number of directors should be in the range of 10 to 15.”   The Board believes, however, that the limitation on the size of the board in the by-laws is unnecessary and would be inconsistent with the authority of the Board under the proposed amendment to the certificate of incorporation to determine the number of directors.

Possible Negative Effects of Authorizing the Board of Directors to Establish the Size of the Board of Directors

Although granting the exclusive authority to establish the size of the Board of Directors to the Board of Directors is designed as a protective measure for the Company’s stockholders, it may have the effect of preventing stockholders from realizing an opportunity to sell their shares of capital stock at higher than market prices by deterring unfriendly tender offers or other efforts to obtain control of the Company.

In addition, coupled with the classified board provisions currently provided for by the certificate of incorporation and by-laws, granting the exclusive authority to establish the number of directors to the board may serve to generally delay, deter or impede changes in control of the Board of Directors or the approval of certain stockholder proposals that might have the effect of facilitating changes in control of the Board of Directors, even if the holders of a majority of the Company’s voting securities believe the changes or actions would be in the best interests of the Company and its stockholders. For example, granting the authority to establish the size of the Board of Directors to the directors would operate to increase the time required for someone to obtain control of the Company without the cooperation or approval of the incumbent Board of Directors, even if that person holds or acquires a majority of the voting power.

The Board of Directors has considered the potential adverse impact of the proposed amendments and has concluded that such adverse effects are outweighed by the benefits the amendments would afford the Company and its stockholders.

Existing Anti-Takeover Devices

Provisions under the certificate of incorporation.  The Company’s certificate of incorporation and by-laws provide for a classified board of directors serving staggered terms.  The staggered terms for directors serves to moderate the pace of change in the board by extending the time required to elect a majority of directors from one to two years.  This delay reduces the vulnerability of the Company to unsolicited takeover attempts and attempts to compel the Company’s restructuring or otherwise force it into an extraordinary transaction.

The Company has two outstanding classes of common stock, namely common stock and Class B common stock. The Company is authorized to issue 40,000,000 shares of Class B common stock, each of which entitles its holder to 10 votes per share. On the record date, the Company had 14,679,440 shares of Class B common stock issued and outstanding, of which Dr. Zandman has beneficial ownership and voting power over 14,562,316 of such shares, giving Dr. Zandman the power to cast approximately 46.0% of the outstanding voting power of the Company. For so long as Dr. Zandman or his successors retain voting power at this level, it is unlikely that a takeover of the Company to which Dr. Zandman or those successors are opposed could be successfully implemented.

The certificate of incorporation also authorizes the issuance of up to 1,000,000 shares of preferred stock, par value $1.00 per share in one or more series, none of which has been reserved or issued. The Board of Directors is authorized, without any further action by the stockholders, to determine the powers, preferences, and any other rights, and the qualifications, limitations and restrictions thereof of any series and the designation thereof. Pursuant to the authority granted by this provision, the Board of Directors may designate a series of preferred stock in connection with adopting a stockholders’ rights plan commonly known as a “poison pill.” Stockholders’ rights plans are designed to encourage potential acquirers to negotiate with a company’s board of directors to preserve for stockholders the value of a company in the event of a takeover attempt, particularly if the common stock of the company is trading at prices substantially less than the company’s long-term value. Rights plans reduce the likelihood that a potential acquirer who is unwilling to pay a market premium that a company’s board of directors determines is sufficient will attempt to acquire stock by means of an open market accumulation, front-end loaded tender offer or other coercive or unfair takeover tactics.

In the event that the Board does approve and adopt a rights plan it would discourage unsolicited takeover bids from third parties or efforts to remove incumbent management, or make these actions more difficult to accomplish.  Together with the existence of a staggered board of directors, a rights plan would ensure that in the case of an unsolicited takeover offer, the Company and its stockholders would be protected from takeover attempts, or the acquisition of a substantial block of equity, on terms which may be less favorable to its stockholders generally than would be available in transactions negotiated with and approved by the Board of Directors.

Provisions Under Delaware Law. Section 203 of the Delaware General Corporation Law, which is applicable to the Company, may be deemed to have certain anti-takeover effects by prescribing certain voting requirements in instances in which there is a transaction between a publicly held Delaware corporation and an “interested stockholder” (defined generally as a person owning 15% or more of a corporation’s outstanding voting stock) during the three-year period following the time such person became an interested stockholder.

In addition, although Section 214 of the Delaware General Corporation Law provides that a corporation’s certificate of incorporation may provide for cumulative voting for directors, the certificate of incorporation does not provide for cumulative voting. As a result, the holders of a majority of the votes of the outstanding shares of common stock and Class B common stock have the ability to elect all of the directors being elected at any annual meeting of stockholders.

Except for the filing of the amendment to the certificate of incorporation and the adoption of the amendment to the by-laws, both as discussed above, the Board of Directors has no current intention to otherwise adopt any other anti-takeover measures, although the Board of Directors may determine to adopt one or more of such measures at a later date. If the amendments to our certificate of incorporation and by-laws are not approved, the current provisions of our certificate of incorporation and by-laws will continue to govern.

Class C Common Stock.  Stockholders are also referred to proposal four regarding the authorization of shares of a new Class C common stock for possible anti-takeover effects of the authorization and issuance of those shares, if that proposal is adopted.

The Board of Directors recommends that you vote “FOR” the approval of the amendments to Vishay’s Certificate of Incorporation and by-laws to authorize the Board of Directors to determine the number of directors.

PROPOSAL FOUR

AMENDMENT TO CERTIFICATE OF INCORPORATION: CLASS C COMMON STOCK

We are seeking stockholder approval to amend our composite amended and restated certificate of incorporation in order to rename a class of common stock and to create a new class of common stock.  The full text of the amendment can be found in Appendix A to this consent solicitation statement.

Class A common stock

Our current certificate of incorporation authorizes us to issue two classes of common stock:  “common stock” and “Class B common stock.”  Shares of our common stock are traded on the New York Stock Exchange.  As part of the amendment to our certificate of incorporation we are seeking to create a third class of common stock which we anticipate will also be traded on the New York Stock Exchange.  We are seeking consent to rename the class of “common stock” to “Class A common stock” in order to better distinguish between our classes of common stock.

Class C common stock

We are also seeking to amend our current certificate of incorporation to create a new class of common stock consisting of 200,000,000 shares of Class C common stock, par value $0.10 per share.

Each share of our Class C common stock would generally have terms identical to a share of our Class A common stock, except with respect to voting power.  Each share of Class C common stock would have voting power equal to one-tenth of a vote when voting together with all other classes of stock on matters presented to our stockholders.

Subject to rules and regulations of the Securities and Exchange Commission, shares of our Class C common stock would be freely transferable. Holders of our Class C common stock would have no preemptive rights to purchase shares of our common stock.  There would be no conversion rights or sinking fund provisions for shares of our Class C common stock.  Holders of shares of our Class C common stock would have no cumulative voting rights.

Our Board of Directors may from time to time declare dividends and other distributions with respect to our common stock, subject to any rights of our preferred stockholders of which there are currently none.  Our current certificate of incorporation provides that the Board may only declare such dividends or distributions with respect to one class of our common stock if it grants such dividends or distributions in the same amount per share with respect to every class of common stock, subject to the following sentence.  Common stock dividends or distributions on any class of common stock are payable only in shares of common stock of that class.  Under the proposed amendment to our current certificate of incorporation, holders of Class C common stock would be entitled to receive and share ratably on a per share basis with respect to such dividends and other distributions declared by our Board on our other classes of common stock.  Similarly, our Board of Directors would not be permitted to declare dividends or other distributions with respect to the newly created Class C common stock without also declaring dividends or other distributions to our other classes of common stock.  As before, common stock dividends or distributions on any class of common stock are payable only in shares of common stock of that class. We would not be permitted to split, divide or combine shares of any class of common stock, including the Class C common stock, unless the other classes of our common stock have been similarly split, divided or combined.

Upon liquidation, shares of our Class C common stock would share ratably on a per share basis in net assets to be distributed to common stock holders together with the Class A common stock and Class B common stock.

Our Board of Directors is authorized to issue up to one million shares of preferred stock without seeking stockholder approval.  As of March 31, 2006 no shares of preferred stock are issued or outstanding.  If preferred shares are issued, our Board of Directors has the discretion to assign to such shares the rights, designations and preferences it deems appropriate.  Therefore, if such shares were issued, such preferred holders may have priority to the holders of shares of our common stock, including shares of our Class C common stock, with respect to liquidation preference, dividends distribution and other rights.

The following table presents percentages reflecting: (i) the voting power of the holders of our Class A common stock and Class B common stock as of March 31, 2006 and (ii) the voting power of the holders of our Class A common stock,  Class B common stock and Class C common stock, assuming that no additional shares of our Class A common stock and Class B common stock were issued and assuming that all shares of Class C common stock authorized in this consent solicitation were issued as of such date.

	Actual voting power	Pro forma voting power

Class A	53.6%	50.5%
Class B	46.4%	43.6%
Class C	0.0%	5.9%

Total	100%	100%

The following table presents percentages reflecting: (i) the economic interests of the holders of our Class A common stock and Class B common stock as of [March 31, 2006] and (ii) the economic interests of the holders of our Class A common stock,  Class B common stock and Class C common stock, assuming that no additional shares of our Class A common stock and Class B common stock were issued and assuming that all shares of Class C common stock authorized in this consent solicitation were issued as of such date.

	Actual economic interest	Pro forma economic interest

Class A	92.0%	44.2%
Class B	8.0%	3.8%
Class C	0.0%	52.0%

Total	100%	100%

If this amendment is approved, we intend to list the issued shares of our Class C common stock for trading on the New York Stock Exchange. Except as required by law or the rules of the New York Stock Exchange, the Company will not solicit further authorization for the issuance of the shares by a vote of stockholders.

Reasons for the Creation of the New Class of Common Stock

The creation of Class C common stock would permit us to raise additional capital or engage in a range of investment and strategic opportunities without materially diminishing the voting power of our existing stockholders.   In particular, the effective voting control of our Class B common stock, substantially all of which is beneficially owned by our co-founder and Chairman Dr. Felix Zandman, would be preserved.  Dr. Zandman has voting power over substantially all of the Class B common stock either through direct ownership, through a family trust or through a voting trust agreement.

Our Board believes that it is in our best interest to ensure the continued vision and influence of Dr. Zandman over our corporate affairs.  Dr. Zandman has previously served as President and Chief Executive Officer of Vishay.  Dr. Zandman transitioned the role of Chief Executive Officer to Dr. Gerald Paul to assume the new role of Chief Technical and Business Development Officer on January 1, 2005, so that he could focus more of his attention on strategic acquisitions, supervising engineering activities in all of our divisions, technical issues, and research and development.  Dr. Zandman continues to be Chairman of the Board of Directors.

Dr. Zandman is a widely recognized expert in the field of resistors and stress analysis which underlies the technologies incorporated in many of our product lines. Our Board believes that Dr. Zandman possesses an intimate knowledge of our industry and our Company and is extremely loyal to our Company and our stockholders.  Dr. Zandman’s substantial ownership and management position, supported by the family of the late Alfred Slaner, our co-founder, have enabled him to exert considerable positive influence over our affairs.  Many of our products have been developed as a result of or improved by Dr. Zandman’s research and inventions.  Most of the growth of our Company, both through internal development and through strategic business transactions, has come about as a result of the dedication, active participation and guidance of Dr. Zandman.

In 1987 stockholders approved the issuance of our Class B common stock, which gave the Zandman and Slaner families effective voting control over our Company.  Since that time, we have grown from approximately $59 million in revenues to approximately $2.3 billion in revenues, and our market capitalization has grown from approximately $150 million to $2.5 billion.

Our Board of Directors believes Dr. Zandman’s influence has benefited and will continue to benefit the Company and its stockholders.  The present senior management team, which includes some members of Dr. Zandman’s family, shares Dr. Zandman’s long-term vision for our future.

Our Board of Directors believes that in order for us to continue our growth, we must maintain flexibility to raise capital, particularly in the equity markets, and to issue our capital stock in strategic business combination transactions.  The issuance of Class C common stock is intended to permit us to raise additional equity capital and to engage in a variety of investment, acquisition and strategic opportunities without materially altering the voting power of our existing stockholders, including particularly the power of Dr. Zandman as beneficial owner of substantially all of our Class B common stock.

Preserving the effective voting control of our Company by Dr. Zandman as beneficial owner of the Class B common stock will also have the effect of making us less vulnerable to an unsolicited takeover attempt at a price which, in the Board’s view, might not reflect the Company’s true value.  However, we are not aware of any existing or planned effort on the part of any party to accumulate material amounts of Class A common stock, or to acquire control of us by means of a merger, tender offer, solicitation in opposition to management or otherwise, or to change our management.  In addition, there have been no offers to acquire our Class A common stock or our assets.

Our Board of Directors notes that presently Dr. Zandman’s beneficial ownership of the Class B common stock gives him effective voting control of our Company.  Accordingly, our Board of Directors does not believe the reduced voting power of the Class C common stock compared to the Class A common stock would have a negative impact on the trading prices of our Class A common stock or the liquidity of the Class A common stock or Class C common stock.  We can give you no assurances in this regard, however.  See “Possible Adverse Consequences to the Adoption of the Class C Common Stock Amendment” below.

Our Board of Directors also notes that numerous well-respected public companies maintain a multiple-class capital structure which places substantial voting power in the hands of their founding stockholders or their successors.  Such companies include Comcast Corp., Dow Jones & Company, Inc., Google Inc., Ford Motor Company, Kraft Foods, Inc., Liberty Media Corporation, The Goldman Sachs Group, Inc., Tyson Foods Inc., Berkshire Hathaway Inc., News Corp., CBS Corp., Viacom, Inc., Molson Coors Co., Constellation Brands, Inc., Brown-Forman Corp., Lennar Corp., and Forest City Enterprises Inc.

Adoption of the proposed amendment will facilitate the continued pursuit of the vision shared by Dr. Zandman and the present senior management team.  In particular, the new Class C common stock will enable us to pursue the following objectives, as opportunities to do so present themselves:

•

Grow internally by focusing on research and development and expanding production capacity in higher-growth product lines, using capital raised in the public equity markets through the issuance of the Class C common stock in public offerings.

•

Expand within the electronic components and semiconductor industries, through the acquisition of other manufacturers that have established positions in major markets, reputations for product quality and reliability, and product lines with which we have substantial marketing and technical expertise, in transactions in which all or part of the acquisition consideration would be shares of Class C common stock or cash raised through the issuance of Class C common stock.

•

Retire outstanding debt obligations, directly by exchange or indirectly using cash raised, through the issuance of Class C common stock, in order to improve our financial position, eliminate restrictive covenants, enhance our cash flow by reducing interest payments, and create a more efficient tax structure.

We have no specific plans at this time to issue shares of our Class C common stock, and this proposal does not constitute an offering of shares of our Class C common stock, which can only be made in compliance with applicable securities laws.

Possible Adverse Consequences to the Adoption of the Class C Common Stock Amendment

While our Board of Directors believes that the proposed amendment is in the best interests of us and our stockholders, it recognizes that there may be some disadvantages to our existing stockholders.  For example, the proposed amendment might make us a less attractive target for a takeover bid than it would otherwise have been, or it might at such time render more difficult or discourage a merger proposal, an unfriendly tender offer, a proxy consent or the removal of incumbent directors or management, even if such actions were favored by our Class A stockholders.  The proposal may also deprive our Class A stockholders of an opportunity to sell their shares at a premium over prevailing market prices, since takeover bids frequently involve purchases of stock directly from stockholders at such a premium price.  Also, issuance in the future of shares of Class C common stock rather than additional shares of Class A common stock will perpetuate the effective voting control of our Company by the holders of the Class B common stock, making it difficult for our public stockholders to elect directors or take other action that is not supported by Dr. Zandman and other members of management.

You should also be aware that the issuance of the Class C common stock and its listing for trading on the New York Stock Exchange may increase the volatility of our Class A common stock, and the existence of two classes of publicly traded stock may negatively impact the liquidity of shares of our Class A common stock.

Also, as a public company, we incur significant legal, accounting, and other expenses associated with regulatory compliance.  We will incur incremental costs to maintain a separate class of publicly traded stock.

The Board of Directors has adopted resolutions that set forth the amendment, declare the advisability of the amendment and submit the amendment to the stockholders for approval.  The Board recommends that you vote “FOR” the approval of the amendment to rename the existing class of common stock and to create a new class of common stock.

STOCKHOLDER PROPOSAL

We received the following proposal from a stockholder to be considered at the 2006 Annual Meeting of Stockholders. The proponent of this proposal has represented to us that the proponent has continuously held at least $2,000 in market value of Vishay common stock for at least one year and will continue to hold these securities through the date of the annual meeting.

Other than adding a brief title for the proposal, we have included the proposal and stockholder’s supporting statement exactly as we received it. Following the proposal, we explain why our Board recommends a vote AGAINST the proposal.  Dr. Felix Zandman, as beneficial owner of substantially all of the outstanding shares of Class B common stock, has indicated that he intends to vote all of these shares against this stockholder proposal.

RECAPITALIZATION PLAN

The following proposal and supporting statement were submitted by Amalgamated Bank MidCap 400 Index Fund, 15 Union Square, New York, NY 10003, which has advised us that it held 60,064 shares of our common stock as of December 7, 2005, the date it submitted this proposal.

RESOLVED: That the shareholders of Vishay Intertechnology, Inc. (“Vishay” or the “Company”) ask the board of directors to retain an investment banker to develop a plan for a recapitalization to result in one vote per share for all outstanding stock of the Company.

Supporting Statement

Vishay has two classes of stock, with publicly traded common stock accounting for approximately 51 percent of the voting power and Class B shares (which have ten votes per share) accounting for the other 49 percent.  Virtually all of the Class B shares are held by Dr. Felix Zandman, the founder and chairman.

Over 90 percent of the nation’s 1,500 largest companies have just one class of shares with each share having one vote.  Various companies with dual classes have been sharply criticized for giving preferential treatment to holders of the voting (or super-voting) shares, as with the Times Mirror’s $2.8 billion spin-off in the late 1990s that gave one group of shareholders cash dividends while the other got shares in a highly speculative cable venture.  Marriott attempted around the same time to create a preferred class of stock, but the proposal was defeated by its shareholders.

Recent research suggests that voting control by a company’s insiders may lead to management entrenchment that can have a negative impact on firm investment (Gompers, Ishaii and Metrick, Incentives vs. Control: An Analysis of U.S. Dual-class Companies (Jan. 2004)).

Indeed, Vishay’s performance has been subpar of late.  It has trailed the S&P 500 index, as well as most of its peers, during each of the one-, two-, three- and four-year periods ending December 7, 2005.

Also, in our view, the concentration of voting control in a few hands may reduce incentives to adopt corporate governance practices that broadly protect shareholder interests.  For example, Vishay shareholders elect directors to staggered three-year terms rather electing all directors annually to one-year terms.

Two-tier stock structures are not unheard of at start-up companies, with the founder or founders holding a significant number of shares and voting power.  However, Vishay is not a start-up.  Its common stock is widely held, and it is a component of the S&P MidCap 400 index.

In recent years, shareholders have approved management proposals to eliminate dual-class stock structures at 11 companies, according to the Investor Responsibility Research Center.  In 2005, the board of Affiliated Computer Services recommended that its shareholders vote for a similar shareholder proposal, which was adopted.  Also, Sotheby’s announced that it was giving up its two-class stock structure.

We believe that it is important for public investors to have more of a say on governance and policy issues affecting the Company.  We therefore encourage Vishay to acknowledge its position as a MidCap, widely-held corporation and to retain an investment banking firm to make appropriate recommendations about methods to move towards creating one class of stock available to all investors.

We urge you to vote FOR this proposal.

Vishay Board of Directors Comments Regarding the Proposal to Develop a Recapitalization Plan

The Company’s Class B stock is held almost exclusively by the families of Dr. Felix Zandman and the late Alfred Slaner, who were the founders of the Company.   Dr. Zandman has sole or shared voting power over substantially all of the outstanding Class B stock, either directly, pursuant to a family trust, or as voting trustee under a voting trust agreement.

As noted in the discussion of Proposal Four, our Board believes that it is in our best interest to ensure the continued vision and influence of Dr. Zandman over our corporate affairs.  Dr. Zandman has previously served as President and Chief Executive Officer of Vishay.  Dr. Zandman transitioned the role of Chief Executive Officer to Dr. Gerald Paul to assume the new role of Chief Technical and Business Development Officer on January 1, 2005, so that he could focus more of his attention on strategic acquisitions, supervision of engineering activities in all of our divisions, technical issues, and research and development.  Dr. Zandman continues to be Chairman of the Board of Directors.

Dr. Zandman is a widely recognized expert in the field of resistors and stress analysis which underlies the technologies incorporated in many of our product lines. Our Board believes that Dr. Zandman possesses an intimate knowledge of our industry and our Company and is extremely loyal to our Company and our stockholders.  Dr. Zandman’s substantial ownership and management position, supported by the family of the late Alfred Slaner, our co-founder, have enabled him to exert considerable positive influence over our affairs.  Many of our products have been developed as a result of or improved by Dr. Zandman’s research and inventions.  Most of the growth of our Company, both through internal development and through strategic business transactions, has come about as a result of the dedication, active participation and guidance of Dr. Zandman.

In 1987 stockholders approved the issuance of our Class B common stock, which gave the Zandman and Slaner families effective voting control over our Company.  Since that time, we have grown from approximately $59 million in revenues to approximately $2.3 billion in revenues, and our market capitalization has grown from approximately $150 million to $2.5 billion.

Our Board of Directors believes Dr. Zandman’s influence has benefited and will continue to benefit the Company and its stockholders.  The present senior management team, which includes some members of Dr. Zandman’s family, shares Dr. Zandman’s long-term vision for our future.

Furthermore, under applicable principles of Delaware corporate law, a reduction in the voting rights of the Class B stock cannot be accomplished without the approval of the holders of the Class B stock.  Dr. Zandman has informed the Board of Directors that he believes that the current voting structure continues to be in the best interests of the Company and that he therefore would not be in favor of a change.

The Company’s Board of Directors continues to be comprised by a majority of directors who are independent and has fully independent audit, compensation, and nominating and corporate governance committees, as required by the rules of the New York Stock Exchange.   Furthermore, all of the directors act in the best interests of all stockholders in accordance with their fiduciary duties under Delaware law.

Our Board of Directors also notes that numerous well-respected public companies maintain a multiple-class capital structure which places substantial voting power in the hands of their founding stockholders or their successors.  Such companies include Comcast Corp., Dow Jones & Company, Inc., Google Inc., Ford Motor Company, Kraft Foods, Inc., Liberty Media Corporation, The Goldman Sachs Group, Inc., Tyson Foods Inc., Berkshire Hathaway Inc., News Corp., CBS Corp., Viacom, Inc., Molson Coors Co., Constellation Brands, Inc., Brown-Forman Corp., Lennar Corp., and Forest City Enterprises Inc.

FOR THESE REASONS, THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” THIS PROPOSAL.

OTHER MATTERS

As of the date of this proxy statement, the only business that the Board of Directors intends to present at the annual meeting is set forth above.  The Board of Directors knows of no other matters proposed to be presented at the meeting.  If any other matter or matters are properly brought before the annual meeting or any adjournment thereof, it is the intention of the person named in the accompanying form of proxy to vote the proxy on such matters in accordance with their judgment.

AVAILABILITY OF ANNUAL REPORT AND FORM 10-K TO STOCKHOLDERS

The Company’s Annual Report to Stockholders for the year ended December 31, 2005 accompanies this proxy statement.  Vishay will provide to any stockholder, upon written request and without charge, a copy of the Company’s most recent Annual Report on Form 10-K, including the financial statements, as filed with the Securities and Exchange Commission.  All requests for such reports should be directed to Investor Relations, Vishay Intertechnology, Inc., 63 Lincoln Highway, Malvern, Pennsylvania 19355, telephone number (610) 644-1300.

STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

Proposals of Vishay’s stockholders intended to be presented for consideration at the 2007 annual meeting of stockholders must be received by the Company no later than December 9, 2006, in order to be included in the proxy statement and form of proxy of the Company relating to that meeting.

By order of the Board of Directors,

/s/ William M. Clancy

William M. Clancy
Corporate Secretary

April 10, 2006

Appendix A

TEXT OF PROPOSED ARTICLE FOURTH
OF VISHAY’S COMPOSITE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

The proposed changes to the text of Article Fourth of our certificate of incorporation appear in bold face.

FOURTH:

Section 1.  Classes and Number of Shares. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 541,000,000 shares. The classes and the aggregate number of shares of stock of each class which the Corporation shall have authority to issue are as follows:

(i)	300,000,000 shares of Class A Common Stock, $0.10 par value per share (hereinafter the “Class A Common Stock”);

(ii)	40,000,000 shares of Class B Common Stock, $0.10 par value per share (hereinafter the “Class B Stock”);

(iii)	200,000,000 shares of Class C Common Stock, $0.10 par value per share (hereinafter the “Class C Common Stock”); and

(iv)

1,000,000 shares of Preferred Stock, $1.00 par value per share, with such rights, privileges, restrictions and preferences as the Board of Directors may authorize from time to time (hereinafter the “Preferred Stock”).

Section 2.  Powers and Rights of the Class A Common Stock, the Class B Stock, and the Class C Common Stock.

A.	Voting Rights and Powers.

(i)

With respect to all matters upon which shareholders are entitled to vote or to which shareholders are entitled to give consent, every holder of Class A Common Stock shall be entitled to one vote in person or by proxy for each share of Class A Common Stock standing in his name on the transfer books of the Corporation; every holder of Class B Stock shall be entitled to ten votes in person or by proxy for each share of Class B Stock standing in his name on the transfer books of the Corporation; and every holder of Class C Common Stock shall be entitled to one-tenth of a vote in person or by proxy for each share of Class C Common Stock standing in his name on the transfer books of the Corporation.

(ii)

Except as otherwise provided herein and as may be otherwise required by law, the provisions of these Amended and Restated Articles of Incorporation shall not be modified, revised, altered or amended, repealed or rescinded in whole or in part, unless authorized by a majority of the votes of the outstanding shares of stock of the Corporation entitled to vote, with each share of Class A Common Stock; each share of Class B Stock; and each share of Class C Common Stock having the number of votes per share set forth in clause (i) of this paragraph A.

(iii)

Following the initial issuance of shares of Class B Stock, the Corporation may not effect the issuance of any additional shares of Class B Stock (except in connection with stock splits and stock dividends) unless and until such issuance is authorized by the holders of a majority of the outstanding shares of Class A Common Stock of the Corporation entitled to vote, by the holders of a majority of the shares of the outstanding shares of Class B Stock entitled to vote, and by the holders of a majority of the outstanding shares of Class C Common Stock of the Corporation entitled to vote, each class voting separately.

(iv)

Except as provided in paragraph A(iii) and paragraph D of this Section 2 and as may be otherwise required by law, the holders of Class A Common Stock, Class B Stock, and Class C Common Stock shall vote together as a single class, subject to any voting rights which may be granted to holders of Preferred Stock.

B.       Dividends and Distributions. Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Amended and Restated Certificate of Incorporation as amended from time to time, holders of Class A Common Stock, Class B Stock, and Class C Common Stock shall be entitled to such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor, provided that in the case of dividends or other distributions payable in stock of the Corporation other than the Preferred Stock, including distributions pursuant to stock split-ups, divisions or combinations, which occur after the date shares of Class B Stock are first issued by the Corporation, only shares of Class A Common Stock shall be distributed with respect to Class A Common Stock; only shares of Class B Stock shall be distributed with respect to Class B Stock; and only shares of Class C Common Stock shall be distributed with respect to Class C Common Stock. In no event will shares of either Class A Common Stock, Class B Stock, or Class C Common Stock be split, divided or combined unless the other is also split, divided or combined equally.

C.        Other Rights.  Except as otherwise required by the Delaware General Corporation Law or as otherwise provided in this Amended and Restated Certificate of Incorporation, each share of Class A Common Stock, each share of Class B Stock, and each share of Class C Common Stock shall have identical powers, preferences and rights, including rights in liquidation.

D.        Transfer.

(i)

No person holding shares of Class B Stock of record (hereinafter called a “Class B Holder”) may transfer, and the Corporation shall not register the transfer of, such shares of Class B Stock, whether by sale, assignment, gift, bequest, appointment or otherwise, except to a “Permitted Transferee.” A “Permitted Transferee” shall mean, with respect to each person from time to time shown as the record holder of shares of Class B Stock:

	(a)	In the case of a Class B Holder who is a natural person,

		(1)	The spouse of such Class B Holder, any lineal descendant of a great grandparent of either the Class B Holder or the spouse of the Class B Holder, including adopted children;

(2)

The trustee of a trust (whether testamentary, inter vivos or a voting trust) principally for the benefit of such Class B Holder and/or one or more of his Permitted Transferees described in each  subclause of this clause (a);

(3)

Any organization to which contributions are deductible for federal income, estate or gift tax purposes or any split-interest trust described in Section 4947 of the Internal Revenue Code of 1986, as it may from time to time be amended (hereinafter called a  “Charitable Organization”);

(4)

A corporation, of which outstanding capital stock entitled to a majority of the 7 votes in the election of directors is owned beneficially solely by, or a partnership, of which a majority of the  partnership interests entitled to participate in the management of the partnership is owned beneficially solely by, the Class B Holder and/or one or more of his or her Permitted Transferees determined under this clause (a), provided that if by reason of any change in the ownership of such stock or partnership interests, such corporation or partnership would no longer qualify as a Permitted Transferee, all shares of Class B Stock then held by such corporation or partnership shall be converted automatically into shares of Class A Common Stock effective upon the date of such change in ownership of such stock or partnership interests, and stock certificates formerly representing such shares of Class B Stock shall thereupon and thereafter be deemed to represent the like number of shares of Class A Common Stock; and

	(5)	The estate of such Class B Holder.

(b)

In the case of a Class B Holder holding the shares of Class B Stock in question as trustee pursuant to a trust (other than pursuant to a trust described in clause (f) below), “Permitted Transferee” means (1) any person transferring Class B Stock to such trust and (2) any Permitted Transferee of any such transferor determined pursuant to clause (a) above.

(c)	In the case of a Class B Holder which is a Charitable Organization holding record and beneficial ownership of the shares of Class B Stock in question, “Permitted Transferee” means any Class B Holder.

(d)

In the case of a Class B Holder which is a corporation or partnership (other than a Charitable Organization) acquiring record and beneficial ownership of the shares of Class B Stock in question upon its initial issuance by the Corporation, “Permitted Transferee” means (1) a partner of such partnership or shareholder of such corporation at the time of issuance, and (2) any Permitted Transferee (determined pursuant to clause (a) above) of any such partner or shareholder referred to in subclause (1) of this clause (d).

(e)

In the case of a Class B Holder which is a corporation or partnership (other than a Charitable Organization or a corporation or partnership described in clause (d) above) holding record and beneficial ownership of the shares of Class B Stock in question, “Permitted Transferee” means (1) any person transferring such shares of Class B Stock to such corporation or partnership and (2) any Permitted Transferee of any such transferor determined under clause (a) above.

(f)

In the case of a Class B Holder holding the shares of Class B Stock in question as trustee pursuant to a trust which was irrevocable at the time of issuance of the Class B Stock, “Permitted Transferee” means (1) any person to whom or for whose benefit principal may be distributed either during or at the end of the term of such trust whether by power of appointment or otherwise and (2) any Permitted Transferee of any such person determined pursuant to clause (a) above.

(g)

In the case of a Class B Holder which is the estate of a deceased Class B Holder or which is the estate of a bankrupt or insolvent Class B Holder, which holds record and beneficial ownership of the shares of Class B Stock in question, “Permitted Transferee” means a Permitted Transferee of such deceased, bankrupt or insolvent Class B Holder as determined pursuant to clause (a), (b), (c), (d), (e) or (f) above, as the case may be.

(h)

Any Class B Holder may transfer all or any part of such holder’s Class B Stock to any Class B Holder which, at the time of such transfer, owns not less than 50,000 shares of Class B Stock (as adjusted for stock splits and stock dividends); provided, however, that such proposed transfer shall be authorized by the holders of a majority of the outstanding shares of Common Stock of the Corporation entitled to vote, and by the holders of a majority of the outstanding shares of Class B Stock entitled to vote, each Class voting separately.

(ii)

Notwithstanding anything to the contrary set forth herein, any Class B Holder may pledge such holder’s shares of Class B Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares shall remain subject to the provisions of this Paragraph D. In the event of foreclosure or other similar action by the pledgee, such pledged shares of Class B Stock may (a) be transferred only to a Permitted Transferee of the pledgor or (b) converted into shares of Class A Common Stock and transferred to the pledgee, as the pledgee may elect.

(iii)	For purposes of this Paragraph D:

	(a)	The relationship of any person that is derived by or through legal adoption shall be considered a natural one.

	(b)	Each joint owner of shares of Class B Stock shall be considered a “Class B Holder” of such shares.

	(c)	A minor for whom shares of Class B Stock are held pursuant to a Uniform Gifts to Minors Act or similar law shall be considered a Class B Holder of such shares.

	(d)	Unless otherwise specified, the term “person” means both natural persons and legal entities.

(e)

Each reference to a corporation shall include any successor corporation resulting from merger or consolidation; and each reference to a partnership shall include any successor partnership resulting from the death or withdrawal of a partner.

(iv)

Any transfer of shares of Class B Stock not permitted hereunder shall result in the conversion of the transferee’s shares of Class B Stock into shares of Class A Common Stock, effective the date on which certificates representing such shares are presented for transfer on the books of the Corporation. The Corporation may, in connection with preparing a list of shareholders entitled to vote at any meeting of shareholders, or as a condition to the transfer or the registration of shares of Class B Stock on the Corporation’s books, require the furnishing of such affidavits or other proof as it deems necessary to establish that any person is the beneficial owner of shares of Class B Stock or is a Permitted Transferee.

(v)

If at any time the number of outstanding shares of Class B Stock as reflected on the stock transfer books of the Corporation falls below 300,000 shares, or such higher number as results from adjustments for stock splits or stock dividends, the outstanding shares of Class B Stock shall automatically be deemed converted into shares of Class A Common Stock and certificates formerly representing outstanding shares of Class B Stock shall thereupon and thereafter represent the like number of shares of Class A Common Stock.

(vi)

Shares of Class B Stock shall be registered in the names of the beneficial owners thereof and not in “street” or “nominee” names.  Notwithstanding the foregoing, trusts may transfer shares into nominee name. The Corporation shall note on the certificates for shares of Class B Stock the restrictions on transfer and registration of transfer imposed by this Paragraph D.

(vii)

The term “beneficial ownership” and derivations thereof shall have the same meaning given thereto under the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

E.	Conversion Rights.

(i)

Subject to the terms and conditions of this Paragraph E, each share of Class B Stock shall be convertible at any time or from time to time, at the option of the respective holder thereof, at the office of any transfer agent for Class A Common Stock, and at such other place or places, if any, as the Board of Directors may designate, into one (1) fully-paid and nonassessable share of Class A Common Stock. In order to convert Class B Stock into Class A Common Stock, the holder thereof shall (a) surrender the certificate or certificates for such Class B Stock at the office of said transfer agent (or other place as provided above), which certificate or certificates, if this Corporation shall so request, shall be duly endorsed to the Corporation or in blank or accompanied by proper instruments of transfer to the Corporation (such endorsements or instruments of transfer to be in form satisfactory to the Corporation), and (b) give written notice to the Corporation that such holder elects to convert said Class B Stock, which notice shall state the name or names in which such holder wishes the certificate or certificates for Class A Common Stock to be issued. The Corporation will issue and deliver at the office of said transfer agent (or other place as provided above) to the person for whose account such Class B Stock was so surrendered, or to his nominee or nominees, a certificate or certificates for the number of full shares of Class A Common Stock to which such holder shall be entitled as soon as practicable after such deposit of a certificate or certificates of Class B Stock, accompanied by the requisite written notice. Such conversion shall be deemed to have been made as of the date of such surrender of the Class B Stock to be converted; and the persons entitled to receive the Class A Common Stock issuable upon conversion of such Class B Stock shall be treated for all purposes as the record holder or holders of such Class A Common Stock on such date.

(ii)

The issuance of certificates for shares of Class A Common Stock upon conversion of shares of Class B Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class B Stock converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not required to be paid.

(iii)

The Corporation covenants that it will at all times reserve and keep available, solely for the purpose of issue upon conversion of the outstanding shares of Class B Stock, such number of shares of Class A Common Stock as shall be issuable upon the conversion of all such outstanding shares.

Section 3.  Preferred Stock.

A.       The Preferred Stock may be issued in one or more series and may be with such voting powers, full or limited, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be fixed by the Board of Directors pursuant to authority hereby expressly granted to it, and as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors pursuant to authority expressly vested in it by these provisions.

B.       Any Preferred Stock or series thereof may be made subject to redemption at such time or times and at such price or prices as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors as hereinabove provided.

C.       The holders of Preferred Stock or of any series thereof shall be entitled to receive dividends at such rates, on such conditions and at such times as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors as hereinabove provided, payable in preference to, or in such relation to, the dividends payable on any other class or classes of stock, or cumulative or noncumulative as shall be so stated and expressed.

D.       The holders of Preferred Stock or of any class or of any series thereof, shall be entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors as hereinabove provided.

E.       Subject to Section 2A(iii) of this Article Four, any Preferred Stock of any class or of any series thereof may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or of any other class or classes of stock of the Corporation, or shares of any class or series of stock of any other Corporation, at such price or prices or at such rates of exchange and with such adjustments as shall be stated and expressed or provided for the issue of such stock adopted by the Board of Directors as hereinabove provided.

Section 4.  Issuance of Class A Common Stock, Class B Stock, Class C Common Stock and Preferred Stock. The Board of Directors of the Corporation may from time to time authorize by resolution the issuance of any or all shares of the Class A Common Stock, the Class C Common Stock, the Preferred Stock and, subject to Section 2A (iii) of this Article Four, the Class B Stock, herein authorized in accordance with the terms and conditions set forth in this Amended and Restated Certificate or Incorporation for such purposes, in such amounts, to such persons, corporations, or entities, for such consideration, and in the case of the Preferred Stock, in one or more series, all as the Board of Directors in its discretion may determine and without any vote or other action by the shareholders, except as otherwise required by law.  The Board of Directors may not issue shares of Class A Common Stock, Class B Common Stock, or Class C Common Stock in the form of a distribution or distributions pursuant to a stock dividend or split-up, division or combination of the shares unless the other classes are distributed, split, divided or combined in the same ratio as a distribution, split, division, or combination of the shares of the other classes of common stock.

PROXY FORM
VISHAY INTERTECHNOLOGY, INC.
2006 Annual Meeting of Stockholders

The undersigned hereby appoints Dr. Felix Zandman, Dr. Gerald Paul, and Richard N. Grubb, and each of them acting individually, with full power of substitution, to vote all shares of common stock and Class B common stock of Vishay Intertechnology, Inc. which the undersigned is entitled to vote at the Company’s annual meeting of stockholders to be held at the Four Seasons Hotel, Ballroom, Lobby Level, One Logan Square, Philadelphia, PA 19103, at 10:30 a.m., local time, on Thursday, May 11, 2006, and at any adjournment thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as follows:

(1)	To elect the following four persons to the Board of Directors of the Company to serve for terms of three years and until their successors are elected:

Class III Directors

Ziv Shoshani
Thomas C. Wertheimer
Marc Zandman
Ruta Zandman

FOR ALL	☐

WITHHOLD ALL	☐

EXCEPTIONS	☐	(To withhold authority to vote for any individual nominee(s), mark the “Exceptions” box and line through or otherwise strike out the name of such nominee(s) listed above.)

(2)	To ratify the appointment of Ernst & Young LLP as Vishay’s independent registered public accounting firm for the year ending December 31, 2006.

FOR	☐	AGAINST	☐	ABSTAIN	☐

(3)	To amend the Company’s charter documents to provide that the number of directors will be determined by the Board of Directors.

FOR	☐	AGAINST	☐	ABSTAIN	☐

(4)	To amend ARTICLE FOURTH of the Composite Amended and Restated Certificate of Incorporation of Vishay Intertechnology, Inc. as set forth in Appendix A.

FOR	☐	AGAINST	☐	ABSTAIN	☐

(5)	Stockholder Proposal: To ask the Board of Directors to retain an investment banker to develop a plan for a recapitalization to result in one vote per share for all outstanding stock of the Company.

FOR	☐	AGAINST	☐	ABSTAIN	☐

The Board of Directors Recommends a vote “FOR” all nominees listed in Proposal One, “FOR” Proposals Two, Three, and Four and “AGAINST” the Stockholder Proposal.  If any other business is properly presented at the annual meeting, this proxy shall be voted in accordance with the judgment of the proxy holders.  This proxy is solicited on behalf of the Board of Directors and may be revoked prior to its use.

(Continued and to be dated and signed on the other side.)

B-1

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted “FOR” all nominees listed in Proposal One, “FOR” Proposals Two, Three, and Four, and “AGAINST” the Stockholder Proposal.

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Receipt of the notice of annual meeting and of the proxy statement and annual report of the Company accompanying the same is hereby acknowledged.

Dated:_______________, 2006

(Signature of Stockholder(s))

(PRINT NAME(S))

Your signature should appear the same as your name appears herein. If signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties to the joint tenancy must sign. When the proxy is given by a corporation, it should be signed by an authorized officer.

If you plan to attend the annual meeting, please check this box:	☐

B-2